SCHEDULE 14A INFORMATION
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(Amendment No. )

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Green Dot Corporation
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April 13, 2018
Dear Stockholders:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Green Dot Corporation to be held on May 24, 2018 at 9:00 a.m. (Pacific Daylight Time) at the Green Dot Corporation Corporate Headquarters located at 3465 E. Foothill Blvd., Pasadena, California. Directions to the meeting appear on the back cover of the accompanying notice of annual meeting and proxy statement.
Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2018 Annual Meeting of Stockholders and 2017 annual report to stockholders. This notice also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.
We hope that you will be able to attend this year's Annual Meeting of Stockholders. There will be an opportunity for all stockholders present at the meeting to ask questions. Whether or not you plan to attend the meeting, please vote through the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of Green Dot Corporation.

Sincerely,

Steven W. Streit	William I. Jacobs
President and Chief Executive Officer	Chairperson of the Board

GREEN DOT CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2018
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To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Green Dot Corporation will be held on May 24, 2018, at 9:00 a.m. (Pacific Daylight Time) at the Green Dot Corporation Corporate Headquarters located at 3465 E. Foothill Blvd., Pasadena, California.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect the six nominees named in the proxy statement to the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and

3.	To vote on a non-binding advisory resolution to approve executive compensation.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 2, 2018 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.
Your vote as a Green Dot Corporation stockholder is very important. Each share of Class A common stock that you own represents one vote. For questions regarding your stock ownership, you may contact Investor Relations at (626) 765-2427 or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

John C. Ricci
General Counsel and Secretary

Pasadena, California
April 13, 2018

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled "Questions and Answers About the Meeting" beginning on page 10 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

GREEN DOT CORPORATION
PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

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PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2018 Annual Meeting of Stockholders Information

Date and Time:	May 24, 2018 at 9:00 a.m. Pacific Daylight Time
Place:	Green Dot's headquarters located at 3465 E. Foothill Blvd., Pasadena, California
Record Date:	April 2, 2018
Voting Matters

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of six nominees to our Board	FOR	20
2. Ratification of independent registered public accounting firm	FOR	26
3. Advisory vote to approve executive compensation	FOR	27
Our Nominees/Directors

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships				Other Current Public Boards
					AC	CC	NGC	RC
Director Nominees
Kenneth C. Aldrich	79	2001	President, The Aldrich Company	Yes					—
J. Chris Brewster	68	2016	Former CFO, Cardtronics, Inc.	Yes					—
Glinda Bridgforth Hodges	65	2014	Founder, Bridgforth Financial & Associates, LLC	Yes					—
Rajeev V. Date	47	2016	Managing Partner, Fenway Summer LLC	Yes					—
William I. Jacobs*	76	2016	Chairman, Global Payments, Inc.	Yes					1
George T. Shaheen	73	2013	Chairman, Korn/Ferry International	Yes					3
Continuing Directors
Saturnino "Nino" Fanlo	57	2016	CFO and COO, Human Longevity, Inc.	Yes					—
George W. Gresham	51	2016	CEO, Granite Reef Advisers, Inc.	Yes					—
Steven W. Streit	56	1999	President and CEO	No					—
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AC = Audit Committee CC = Compensation Committee NGC = Nominating and Corporate Governance Committee RC = Risk Committee
* Chairperson of the Board     = Member     = Chair

Our Corporate Governance Facts

Current Size of Board	9
Current Number of Independent Directors	8
Board Committees Consist Entirely of Independent Directors	Yes
Number of Current Directors that Attended at least 75% of Meetings Held	9
Annual Election of All Directors	No*
Majority Voting for Directors	Yes
Separate Board Chair and CEO	Yes
Independent Board Chair	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Risk Oversight by Full Board and Committees	Yes
Stockholder Ability to Call Special Meetings	No
Stockholder Ability to Act by Written Consent	No
Non-stockholder Approved Poison Pill	No
Annual Advisory Vote on Executive Compensation	Yes
Prohibit Short-selling, Hedging and Pledging Green Dot Securities	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes
Proxy Access Subject to Standard Eligibility Requirements	Yes
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*	We are phasing out our classified board structure. Beginning with the 2019 annual meeting of stockholders, the entire Board will stand for election annually for one-year terms.
Listening to Our Stockholders
We take our accountability to stockholders very seriously. Since last year's annual meeting of stockholders, we met with or have spoken to a majority of our top institutional investors representing approximately 50% of our outstanding shares to solicit their input. At our 2017 annual meeting of stockholders, we requested stockholders to cast a non-binding advisory vote on the compensation of our NEOs, the so-called "say-on-pay" vote. This proposal passed with approximately 99% of the votes cast in favor. Further, at our 2017 annual meeting of stockholders, approximately 83% of affirmative votes by stockholders supported an annual “say-on-pay” vote as the preferred frequency. In light of this outcome, the Board of Directors determined to hold a non-binding advisory vote on the compensation of our NEOs each year until the next required frequency vote, which is expected at our 2023 annual meeting of stockholders.
Our Executive Compensation Philosophy and Practices
We believe that the compensation programs offered to executive officers should support the achievement of our financial goals and creation of long-term stockholder value. We have endeavored to create an executive compensation program that provides a mix of short-term and long-term incentives and an appropriate balance between fixed and variable compensation that we believe retains and appropriately motivates our executive officers, including our named executive officers. In addition, our Compensation Committee and our Board of Directors strive to keep annual base salary at a competitive level while providing executive officers with performance-based incentives (in both cash and equity) in order to reward them for superior year-over-year performance.

The following factors demonstrate our continued and heightened commitment to pay-for-performance and to corporate governance best practices:
Our Compensation Governance Facts

What We Do:	What We Do Not Do:
We reward performance that meets our predetermined goals.	We do not pay bonuses if performance levels fall below pre-determined thresholds.
Granted only performance-based long-term incentive awards to CEO since 2015.	Our compensation plans do not have minimum guaranteed payout levels.
All NEOs' annual cash incentive opportunity and long-term incentive opportunity are 100% performance-based since 2016.	We do not permit short-sales, hedging or pledging of our stock.
We have implemented robust stock ownership guidelines for our executives.	None of our NEOs currently have contracts that provide for a fixed term of executive employment.
We have adopted a "claw-back" policy that gives us discretion to require our NEOs to repay cash and/or equity compensation in the event of a restatement	We do not have change in control agreements with our executives other than our double-trigger corporate transactions policy.
We cap payouts under our plans to discourage inappropriate risk taking by our NEOs.	We do not provide our executives with tax gross-ups and perquisites.
We have double-trigger change in control provisions for all equity awards.	We do not permit repricing stock options without stockholder approval.
Our Compensation Committee retains an independent compensation consultant.	We do not have any pension plans, and our NEOs do not participate in any retirement programs not generally available to all employees.
We hold an advisory vote on executive compensation.
We seek feedback on executive compensation through stockholder engagement.
Compensation Components for 2017:

Component	Key Characteristics
Base Salary	Based on talent, experience, performance, contribution levels, individual role, positioning relative to market, and our overall salary budget.
Executive Annual Incentive Award ("Cash")	Purely performance based and tied to meeting a pre-determined revenue goal.
Performance-based Restricted Stock Units ("PRSUs")
Our CEO and other NEOs were granted performance-based restricted stock units, which were eligible to be earned, if at all, based upon (i) in the case of our CEO, our company's total shareholder return ranking as compared to the S&P SmallCap 600 for the period from January 1, 2017 to December 31, 2019; and (ii) in the case of our other NEOs, year-over-year growth in non-GAAP diluted earnings per share over a one-year performance period (2017). Our CEO's and other NEOs' long-term incentive opportunity is 100% performance-based with no minimum guaranteed payout level. In addition, the amounts earned by our NEOs (other than our CEO) will vest based on service over the three years following the performance period.

Other Awards
During 2017, we granted our newly-hired Chief Banking Officer, Konrad Alt, 80,000 restricted stock units ("RSUs") as an inducement to join our company. We also granted our Chief Revenue Officer, Brett Narlinger, an additional 40,000 restricted stock units to recognize his achievements and aid with retention. These awards vest in four equal installments from the date of grant.

2018 Compensation Decisions
Our Compensation Committee approved the following decisions regarding our 2018 executive compensation program upon the recommendation of our CEO (other than with respect to his own compensation).

Compensation Element	Decision for 2018
General	Except for base salary, our NEOs' executive compensation package continues to be 100% performance-based.

Base Salary	We adjusted annual base salaries to align with between the median and 75th percentile of the peer group, which correspondingly increased bonus opportunities for the NEOs.
	•	Our Compensation Committee increased our CEO’s annual base salary to $750,000 from $666,000, the level established for him in October 2014.
	•	Our Compensation Committee increased the annual base salaries of our CFO and COO by $25,000 and $35,000, respectively, from levels established at the end of 2014.

Annual Cash Incentive	No structural changes to plan design (other than resetting performance goal/payout curve).
	•	Our Compensation Committee increased the target opportunity for our COO to 100% of his annual base salary from 80%.
	•	Our Compensation Committee made no other changes, determining that our other NEOs' annual cash incentive opportunities are currently competitive and do not need to be adjusted.

Long-term Incentive	No changes (other than resetting the performance goal/payout curve).
•
For the third consecutive year, our NEOs received 100% of their long-term incentive equity awards in the form of performance-based restricted stock units because our Compensation Committee believed the applicable structure continued to provide appropriate incentives and maintains a strong emphasis on pay for performance under our executive compensation program.

	•	None of the earnings under our NEOs’ equity awards are guaranteed until after the applicable performance period has been completed.
	•	We currently do not intend to grant other equity awards to our NEOs for 2018.

Meeting Information
We provide information about Green Dot's 2018 Annual Meeting of Stockholders, voting and additional information starting on page 10.

GREEN DOT CORPORATION
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PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
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April 13, 2018
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of the Board of Directors of Green Dot Corporation ("Green Dot") for use at Green Dot's 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting" or “meeting”) to be held on May 24, 2018, at 9:00 a.m. (Pacific Daylight Time), and any adjournment or postponement thereof.
Internet Availability of Proxy Materials
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 13, 2018, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
Questions and Answers About the Meeting
What is the purpose of the meeting?
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will be available to respond to questions from stockholders.
What proposals are scheduled to be voted on at the meeting?
Stockholders will be asked to vote on three proposals. The proposals are:

1.	To elect the six nominees named in this proxy statement to the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and

3.	To vote on a non-binding advisory resolution to approve executive compensation.
Could matters other than Proposal Nos. 1-3 be decided at the meeting?
Our bylaws require that we receive advance notice of any proposal to be brought before the meeting by stockholders of Green Dot, and we have not received notice of any such proposals. If any other matter were to come before the meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.
What is the recommendation of the Board of Directors on each of the proposals scheduled to be voted on at the meeting?
The Board of Directors recommends that you vote FOR each of the nominees named in this proxy statement (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2) and FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3).

Who can vote at the meeting?
Stockholders as of the record date for the meeting, April 2, 2018, are entitled to vote at the meeting. At the close of business on the record date, there were outstanding and entitled to vote 51,837,381 shares of Green Dot Class A common stock.
Stockholder of Record: Shares Registered in Your Name
If on April 2, 2018 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by telephone or through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning a proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If on April 2, 2018 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a legal proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.
How do I vote?
You may vote by mail or follow any alternative voting procedure (such as telephone or Internet voting) described on your proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may:

•	vote by telephone or through the Internet - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card;

•
vote by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the pre-paid envelope provided; or

•	vote in person - we will provide a ballot to stockholders who attend the meeting and wish to vote in person.
Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time, on May 23, 2018. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee
If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. Your vote is important. To ensure that your vote is counted, complete and mail the voting instruction card provided by your brokerage firm, bank, or other nominee. To vote in person at the meeting, you must obtain a legal proxy from your nominee. Follow the instructions from your nominee included with our proxy materials, or contact your nominee to request a proxy form. Whether or not you plan to attend the meeting, we urge you to vote your voting instruction card to ensure that your vote is counted.
How do I vote by Internet or telephone?
If you wish to vote by Internet or telephone, you may do so by following the voting instructions included on your Notice of Internet Availability or proxy card. Please have each Notice of Internet Availability or proxy card you received in hand when you vote over the Internet or by telephone as you will need information specified therein to submit your vote. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

What shares can I vote?
Each share of Green Dot Class A common stock issued and outstanding as of the close of business on April 2, 2018 is entitled to vote on all items being voted on at the meeting. You may vote all shares owned by you as of April 2, 2018, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
How many votes am I entitled to per share?
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of April 2, 2018.
What is the quorum requirement for the meeting?
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.
How are abstentions and broker non-votes treated?
Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon.
 A broker non-vote occurs when brokers, banks or other nominees holding shares for a beneficial owner have discretionary authority to vote on "routine" matters brought before a stockholders meeting, but the beneficial owner of the shares fails to provide the broker, bank or other nominee with specific instructions on how to vote on any "non-routine" matters brought to a vote at the stockholders meeting. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon.
Note that if you are a beneficial holder, brokers and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2). A broker or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include all proposals other than Proposal No. 2, including the election of directors. Accordingly, we encourage you to provide voting instructions to your broker whether or not you plan to attend the meeting.
What is the vote required for each proposal?
The votes required to approve each proposal are as follows:

•
Proposal No. 1. Each director must be elected by a majority of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at the meeting casting their votes "FOR" a director must exceed the number of votes "AGAINST" a director.

•	Proposal Nos. 2 and 3. Approval of each of Proposal Nos. 2 and 3 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.
What if I return a proxy card but do not make specific choices?
If you return a validly executed proxy card but do not indicate your voting preferences, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this proxy statement for which no instruction was provided and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.
Who is soliciting my proxy and paying for this proxy solicitation?
The expenses of soliciting proxies will be paid by Green Dot. Following the original mailing of the soliciting materials, Green Dot and its agents may solicit proxies by mail, electronic mail, telephone, facsimile by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, Green Dot will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Green Dot, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
What does it mean if I receive more than one proxy card or Notice of Internet Availability?
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. For example, you may own some shares directly as a stockholder of record and other shares through a brokerage firm, or you may own shares through more than one brokerage firm. In these situations you may receive multiple sets of proxy materials. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
How can I change my vote after submitting my proxy?
A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Green Dot (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Only the latest-dated validly executed proxy that you submit will be counted.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to:
•view our proxy materials for the meeting through the Internet; and
•instruct us to send our future proxy materials to you electronically by email.
If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Where can I find the voting results?
The results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
Green Dot is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.greendot.com, by clicking on “Corporate Governance Guidelines,” under “Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee, and changes are recommended to our Board of Directors as warranted.
Board Leadership Structure
Our Board of Directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairperson of the Board. This flexibility permits our Board of Directors to organize its functions and conduct its business in a manner it deems most effective under then-prevailing circumstances.
During those periods in which the positions of Chairperson and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Independent Director. Currently, the roles of Chief Executive Officer and Chairperson of the Board are separate. William I. Jacobs, one of our independent directors, was appointed as non-executive Chairperson of the Board in June 2016. The Board believes that having an independent director serve as the non-executive Chairperson of the Board is the appropriate leadership structure for our company at this time because it allows our Chief Executive Officer to focus on executing our company's strategic plan and managing our company's operations and performance, while allowing the Chairperson of the Board to focus on the effectiveness of the Board and independent oversight of our senior management team.
Our Board of Directors' Role in Risk Oversight
Our Board of Directors, as a whole, has responsibility for risk oversight, although the Audit Committee and the Risk Committee and, to a lesser extent, other committees of our Board of Directors oversee and review risk areas for our company and its subsidiary bank. In connection with strengthening the Company’s enterprise risk management process, our Board of Directors established a Risk Committee to provide greater oversight of this function. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the Board of Directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management's risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.
Our Audit Committee and Risk Committee meet in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The Audit Committee discusses with management and our independent registered public accounting firm our guidelines and policies to govern the process by which management assesses and manages our company's exposure to risk. The Audit Committee also discusses our major financial risk exposures and the steps management has taken to limit, monitor and control such exposures. Additionally, the Audit Committee oversees our internal audit function. The Risk Committee also reviews strategic, financial and execution risks and exposures and regulatory exposures and other current matters that may present material risk to the company. Additionally, the Risk Committee oversees our Corporate Risk function. The Audit Committee and Risk Committee receive periodic reports from our Chief Risk and Compliance Officer on our enterprise risk management program. The Compensation Committee reviews risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans. The Nominating and Corporate Governance Committee reviews risks and exposures relating to significant legal compliance risks and also monitors the steps management has to mitigate these exposures.
Independence of Directors
Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange, or the NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.
Applying these standards, the board annually reviews the independence of the company's directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the absence of any employment relationships between the company and its directors (other than Steven W. Streit who is an officer of the company) and their families; the absence of any of the other specific relationships that would preclude a determination of independence under the rules of the NYSE; the absence of transactions with non-employee directors and members of their families that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and the absence of any other material relationships between the non-employee directors and Green Dot.
Based upon this review, our Board of Directors has determined that the following director nominees and members of our Board of Directors are currently independent as determined under the rules of the NYSE:

Kenneth C. Aldrich	Saturnino Fanlo
J. Chris Brewster	George W. Gresham
Glinda Bridgforth Hodges	William I. Jacobs
Rajeev V. Date	George T. Shaheen
All members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Green Dot or any of its subsidiaries other than their directors' compensation. No member of any committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Green Dot or any of its subsidiaries. Our Board of Directors has determined that all members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee are independent and all members of our Audit Committee satisfy the relevant SEC additional independence requirements for the members of such committee.
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Each of these committees has a written charter approved by our Board of Directors. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107, Attn: Corporate Secretary or by clicking on “Governance” in the investor relations section of our website, http://ir.greendot.com. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee is comprised of Mr. Brewster, who is the chair of the Audit Committee, and Messrs. Fanlo and Shaheen. The composition of our Audit Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NYSE listing standards. In addition, our Board of Directors has determined that Mr. Brewster is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K based on his experience as a Chief Financial Officer of various companies. Pursuant to its charter, our Audit Committee, among other things:

•	appoints our independent auditors;

•	approves the audit and non-audit services to be performed by our independent auditors;

•	assesses the qualifications, performance and independence of our independent auditors;

•	monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviews the integrity, adequacy and effectiveness of our accounting and financial reporting processes and the adequacy and effectiveness of our systems of internal control;

•	discusses the results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results; and

•	prepares the Audit Committee report that the SEC requires in our annual proxy statement.
Compensation Committee
Our Compensation Committee is comprised of Mr. Shaheen, who is the chair of the Compensation Committee, and Messrs. Aldrich and Jacobs. The composition of our Compensation Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Pursuant to its charter our Compensation Committee, among other things:

•	reviews, approves and makes recommendations to our Board of Directors (as our Compensation Committee deems appropriate) regarding the compensation of our executive officers;

•	administers and interprets our stock and equity incentive plans;

•	reviews, approves and makes recommendations to our Board of Directors (as our Compensation Committee deems appropriate) with respect to equity and non-equity incentive compensation plans; and

•	establishes and reviews general strategies relating to compensation and benefits of our employees.
From time to time, in accordance with the provisions of its charter, our Compensation Committee reviews and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers, which is discussed in detail in “Executive Compensation-Compensation Discussion and Analysis” below. Our Compensation Committee periodically reviews the market practice for non-employee director compensation at companies in our peer group in consultation with its independent compensation consultant.
Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. Our Compensation Committee oversees the engagement of its independent compensation consultant and any other consultants it engages in addition to or in replacement of its independent consultant. Representatives of our Compensation Committee’s independent compensation consultant meet informally with the chair of our Compensation Committee and, from time to time, with our Compensation Committee during its regular meetings. The independent compensation consultant selected by our Compensation Committee works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will not undertake projects for management without our Compensation Committee's approval. Our Compensation Committee selected Deloitte Consulting LLP ("Deloitte Consulting") to provide advice and ongoing recommendations on executive compensation matters for 2017. In 2017, our Compensation Committee considered Deloitte Consulting's independence as its independent compensation consultant by taking into account the factors prescribed by the NYSE listing rules. Based on this evaluation, the Committee determined that no conflict of interest exists.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is comprised of Ms. Bridgforth Hodges, who is the chair of the Nominating and Corporate Governance Committee, and Messrs. Gresham and Shaheen. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Pursuant to its charter, our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and its committees;

•	oversees the evaluation of the performance of our Board of Directors and its committees and of individual directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews our legal compliance policies; and

•	makes recommendations to our Board of Directors concerning our corporate governance guidelines and other corporate governance matters.
Risk Committee
Our Risk Committee is comprised of Mr. Date, who is the chair of the Risk Committee, and Messrs. Brewster and Jacobs. The composition of our Risk Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Pursuant to its charter, our Risk Committee, among other things:

•	approves and periodically reviews the risk management framework for our company;

•	oversees and receives reports on the operation of our enterprise-wide risk management framework and Corporate Risk function;

•	reviews and discusses the key risk types facing our company;

•	annually reviews and recommends to our Board of Directors the articulation and establishment of our company’s risk appetite; and

•
reviews and receives regular reports from the Chief Risk and Compliance Officer and other members of management regarding management’s assessment of the effectiveness of the Company’s enterprise-wide risk program.

Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Chairperson of the Board, currently Mr. Jacobs, is the presiding director at these meetings.
Board and Committee Meetings and Attendance
The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2017, the Board of Directors met five times, including telephonic meetings, the Audit Committee held eight meetings, the Risk Committee held one meeting, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held four meetings. During 2017, none of our incumbent directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served (during the period which such director served).
Board Attendance at Annual Stockholders' Meeting
Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. All nine of our directors attended our 2017 Annual Meeting of Stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-employee members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Lead Independent Director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors consistent with a screening policy providing that unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board of Directors.
The address for these communications is: Corporate Secretary, Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, CA 91107.
Proxy Access
Since September 2016, our Bylaws permit a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years a number of shares of our Class A common stock that constitutes at least 3% of our outstanding shares of Class A common stock, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board of Directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. The amended Bylaws specifically allow funds under common management to be treated as a single stockholder, and permit share lending with a five day recall. They do not contain any post-meeting holding requirements, do not have any limits on resubmission of failed nominees, and do not contain restrictions on third-party compensation.
Listening to Our Stockholders
Since last year's annual meeting of stockholders, we met with or have spoken to a majority of our top institutional investors representing approximately 50% of our outstanding shares to solicit their input. At our 2017 annual meeting of stockholders, we requested stockholders to cast a non-binding advisory vote on the compensation of our NEOs, the so-called "say-on-pay" vote. This proposal passed with approximately 99% of the votes cast in favor. Further, at our 2017 annual meeting of stockholders, approximately 83% of affirmative votes by stockholders supported an annual “say-on-pay” vote as the preferred frequency. In light of this outcome, the Board of Directors determined to hold a non-

binding advisory vote on the compensation of our NEOs each year until the next required frequency vote, which is expected at our 2023 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted codes of business conduct and ethics that, on a combined basis, apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics are posted on the Investor Relations section of our website located at http://ir.greendot.com, by clicking on “Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics pertaining to a member of our Board of Directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee's charter, our certificate of incorporation and bylaws and our corporate governance guidelines. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Pursuant to the proxy access provisions of our Bylaws, an eligible stockholder or group of up to 20 stockholders may nominate one or more director candidates to be included in our proxy materials for our next annual meeting of stockholders. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing at the following address: Corporate Secretary, Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, CA 91107, with a copy to Green Dot Corporation, Attn: General Counsel at the same address. When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required by our Bylaws.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors, including the deadlines for submitting a nominee for inclusion in our proxy materials for our next annual meeting of stockholders pursuant to the proxy access provisions of our Bylaws, is set forth below under “Additional Information - Stockholder Proposals to be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing an experienced and highly-qualified Board of Directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the Board of Directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the Board of Directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board of Directors from time to time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines and charters of the Board of Directors' committees. In addition, neither the Board of Directors nor the Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, among other things, a candidate's independence, integrity, skills, financial and other expertise, breadth of experience and knowledge about our business or industry and willingness and ability to devote adequate time and effort to responsibilities of the Board of Directors in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote Board of Directors membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board of Directors' overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, qualities and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine directors and is divided into three classes, which are in the process of being declassified. In 2017, our stockholders and Board approved, and we implemented, amendments to our certificate of incorporation to declassify the Board of Directors and make other related changes. In connection with these amendments, the two directors elected at last year's annual meeting of stockholders were elected for terms that expire at the 2018 Annual Meeting, with the continuing directors whose current terms will expire at the 2018 Annual Meeting and 2019 annual meeting of stockholders (the Class II directors and the Class III directors, respectively) serving the remainder of their respective terms. At the 2018 Annual Meeting, the two directors elected at last year's annual meeting of stockholders and the four Class II directors will be up for election and the nominees for director at the meeting will stand for election for a one-year term expiring at the 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Beginning with the 2019 annual meeting of stockholders, all the nominees for director at that meeting will stand for election for one-year terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.
At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors proposes that the nominees named below be elected as directors for one-year terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.
Biographical information for each of the nominees and each director whose term of office will continue after the upcoming meeting is set forth in the section titled "Continuing Directors" below. We have highlighted in that section, the specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of Green Dot.
Nominees to the Board of Directors
The nominees, and his or her age, occupation and length of board service as of March 31, 2018, are provided in the table below. Additional biographical descriptions of the nominees are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Kenneth C. Aldrich (1)	79	President, The Aldrich Company	January 2001
J. Chris Brewster (2)(3)	68	Former Chief Financial Officer, Cardtronics, Inc.	April 2016
Glinda Bridgforth Hodges (4)	65	Founder, Bridgforth Financial & Associates, LLC	December 2014
Rajeev V. Date (3)	47	Managing Partner, Fenway Summer LLC	April 2016
William I. Jacobs* (1)(3)	76	Chairman, Global Payments, Inc.	April 2016
George T. Shaheen (1)(2)(4)	73	Chairman, Korn/Ferry International	September 2013
_____________

*	Chairperson of the Board

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Risk Committee

(4)	Member of the Nominating and Corporate Governance Committee
Kenneth C. Aldrich has served as President of the Aldrich Company, a real estate investment firm, since June 1975. From August 2001 to March 2012, Mr. Aldrich served in various positions at International Stem Cell Corporation, a biotechnology company focused on developing therapeutic and research products through a proprietary stem cell technology. He served as its Chairman or Co-Chairman from August 2001 to March 2012 and served as its Chief Executive Officer from January 2001 through June 2006 and from January 2008 until January 2010. Mr. Aldrich previously served on the Board of Directors of Encode Bio, Inc., Convergent Investors LLC, MakeItWork, Inc., JobSync, Inc. and WaveTec Vision Systems, Inc. Mr. Aldrich holds an A.B. in history and literature from Harvard University and a J.D. from Harvard Law School. We believe Mr. Aldrich should serve as a member of our Board of Directors based on his extensive corporate management experience, including serving as the chief executive officer of a publicly held company and the chief financial officer of another publicly-held company, and his experience with the organizational challenges involved with operating a publicly held company.
J. Chris Brewster was the Chief Financial Officer of Cardtronics, Inc., a provider of automated consumer financial services through ATMs and other devices, from February 2004 until February 2016, when he transitioned to an executive advisor to that company and then served in that capacity until February 2017. Prior to joining Cardtronics, from September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October

2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a publicly-traded refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, Mr. Brewster served as Chief Financial Officer of Sanifill, Inc., a publicly-traded environmental services company. From May 1984 to March 1992, Mr. Brewster served as Chief Financial Officer of National Convenience Stores, Inc., a publicly-traded operator of 1,100 convenience stores. He also serves as Chairman of the Audit Committee of the Board of Directors of R3, LLC, a privately-held financial technology company. Mr. Brewster holds a B.S. degree in industrial management from the Massachusetts Institute of Technology and an M.B.A. degree from Harvard Business School. We believe Mr. Brewster should serve as a member of our Board of Directors based on his extensive management experience, the perspective he brings as a Chief Financial Officer of various companies, including most recently holding a long tenured CFO position at a company highly correlated with Green Dot’s customer base and business model, and his consumer financial services industry experience more broadly.
Glinda Bridgforth Hodges is a personal finance expert and consultant with over forty years of experience with financial institutions, the author of consumer financial education books and articles and a regular contributor on national television and radio shows. Ms. Bridgforth Hodges has served as a financial consultant since 1990 when she founded Bridgforth Financial & Associates, LLC, a financial counseling company that specializes in a holistic approach to cash flow and debt management. Since January 2010, Ms. Bridgforth Hodges served as a member of the Board of Directors of Green Dot Corporation's subsidiary bank, Green Dot Bank. Previously, Ms. Bridgforth Hodges served as Assistant Branch Manager at Detroit Bank & Trust (now Comerica Bank) from 1974 to 1976 and in various roles at Wells Fargo Bank from 1976 to 1988, including over seven years as an Assistant Vice President and Branch Manager. Ms. Bridgforth Hodges holds a B.S. in education from Western Michigan University. We believe Ms. Bridgforth Hodges should serve as a member of the Board of Directors based on the perspective she brings as a hands-on personal finance expert and consultant with extensive experience serving low and moderate income American families.
Rajeev V. Date is the founder and has been the Managing Partner of Fenway Summer LLC, a venture investment firm focused on financial services, since April 2013. Mr. Date has also served as Managing Director of Fenway Summer Ventures L.P., a venture capital fund, since May 2015. Prior to founding Fenway Summer, Mr. Date served in a variety of capacities at the U.S. Consumer Financial Protection Bureau (“CFPB”) and the U.S. Department of the Treasury from October 2010 to January 2013. He had served as the Associate Director for Research, Markets, and Regulations; as Deputy Director; and for six months as the acting head of the CFPB, carrying the title Special Advisor to the Secretary of the Treasury. During this time, he also served on the senior staff committee of the Financial Stability Oversight Council, and as a statutory deputy to the FDIC Board. Prior to his public service, Mr. Date was Chairman and Executive Director of the Cambridge Winter Center for Financial Institutions Policy, a think tank focused on financial reform, from February 2009 to September 2010. He also served as a Managing Director in the Financial Institutions Group at Deutsche Bank Securities from August 2007 to February 2009, and in various capacities at Capital One Financial, a bank holding company, from 2001 to 2007, including most recently as Senior Vice President for Corporate Strategy and Development. Mr. Date began his business career in the financial institutions practice of the consulting firm McKinsey & Company. He has also served as an attorney, in both private and government practice. Mr. Date previously served on the board of directors of Ethos Lending LLC, a wholesale mortgage originator, and Kensington Vanguard National Land Services, LLC, a title insurance agency. Mr. Date currently serves on the boards of directors of several private companies, including Circle Internet Financial, Inc., a social payments firm; College Ave Student Loans LLC, a private student lender; FS Card Inc., a mass-market credit card venture; and Prosper Marketplace, Inc., an online marketplace lender. Mr. Date holds a B.S. in industrial engineering and operations research from the University of California at Berkeley, and a J.D. from the Harvard Law School. We believe Mr. Date should serve as a member of our Board of Directors based on his extensive experience in the private and public sector, the perspective he brings as both an investor and board member at leading Fintech companies and his understanding of the unique needs of operations and governance at highly regulated bank holding companies.
William I. Jacobs has served as our Chairperson of the Board since June 2016. He has also served as the Chairman of the Board of Directors of Global Payments, Inc., a payment processing services company, since June 2014. In addition, he served as Lead Independent Director of that company from 2003 to May 2014. He has also served as one of its business advisors since August 2002. Mr. Jacobs currently serves as a member of its Governance and Nominating Committee, and previously served on that company’s Audit Committee and as Chair of that company’s Compensation Committee. Prior to joining Global Payments, Mr. Jacobs served as Managing Director and Chief Financial Officer of The New Power Company, a retail energy company, from 2000 to 2002. From 1995 to 2000, Mr. Jacobs served in senior roles at MasterCard International, including serving as it Senior Executive Vice President,

Strategic Ventures from 1999 to 2000 and as its Executive Vice President, Global Resources from 1995 to 1999. Prior to MasterCard, Mr. Jacobs served as Executive Vice President, Chief Operating Officer of Financial Security Assurance, Inc., a bond insurance company, from 1984 to 1994. Mr. Jacobs previously served on the board of directors of Asset Acceptance Capital Corp., a publicly-traded debt collection company, from 2004 to June 2013, when that company merged with Encore Capital Group, Inc. He also served as a member of the board of directors of Investment Technology Group, Inc., a publicly-traded electronic trading resources company, from June 1994 to March 2008 and Alpharma, Inc., a publicly-traded specialty pharmaceutical company, from May 2002 to May 2006. In addition to serving as board chair for Global Payments and Green Dot, Mr. Jacobs currently serves on the board of directors of a private company and serves as an operating partner of a private equity firm. Mr. Jacobs holds a B.S. degree in business administration from The American University and a J.D. from The Washington College of Law of The American University. We believe Mr. Jacobs should serve as a member of our Board of Directors based on his extensive management experience in the financial services sector, including in finance and operations and his experience as a board member of other public companies, including committee service. In particular, we believe Mr. Jacobs’ experience as a long-serving member on the board of directors of Global Payments, including serving as Chairman during the period of time that company completed one of the largest acquisitions ever in the payments industry, will provide Green Dot with highly relevant and specific expertise in the payments and financial services industries.
George T. Shaheen was the Chief Executive Officer and Chairman of the Board of Directors of Entity Labs, a privately held technology company in the data collection, storage and analytics industry from December 2006 until July 2009. Prior to that, Mr. Shaheen was the Chief Executive Officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the Chief Executive Officer and Chairman of the Board of Webvan Group, Inc., an online grocery and delivery service. Previously, he was the Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. Mr. Shaheen has served on the Board of Korn/Ferry International, an international executive search and consulting firm, since September 2009 and currently serves as Chairman of the Board. Since June 2004 he has served on the board of NetApp, an enterprise technology company that provides data storage systems. Since September 2013, he has served on the board of Marcus & Millichap, a commercial real estate brokerage company. Since March 2007, he has served as a board member of 24/7 Customer, Inc., a privately held venture backed customer service technology company. Mr. Shaheen received a B.S. degree in business and an M.B.A. degree from Bradley University. We believe Mr. Shaheen should serve as a member of our Board of Directors based on his extensive management experience, the perspective he brings as a Chief Executive Officer of various companies and his experience as a board member of other public companies.
Continuing Directors
The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of March 31, 2018, are provided in the table below.

Name of Director	Age	Principal Occupation	Director Since
Class III Directors:
Saturnino "Nino" Fanlo (1)	57	Chief Financial Officer and Chief Operating Officer, Human Longevity, Inc.	May 2016
George W. Gresham (2)	51	Chief Executive Officer, Granite Reef Advisers, Inc.	May 2016
Steven W. Streit	56	President and Chief Executive Officer, Green Dot Corporation	October 1999
_____________

(1)	Member of the Audit Committee

(2)	Member of the Nominating and Corporate Governance Committee
Saturnino “Nino” Fanlo has served as Chief Financial Officer of Human Longevity, Inc., a genomic-based, health intelligence company, since May 2017. He has also served as Chief Operating Officer of that company since June 2017. Prior to joining Human Longevity, Mr. Fanlo served as President and Chief Financial Officer of Social Finance, Inc., a marketplace lender and financial services company, form June 2012 to May 2017. He also served as Chief Operating Officer of that company from December 2013 to August 2015 and as a member of its Board of Directors from June 2012 to September 2015. Previously, Mr. Fanlo served as Senior Advisor at Golden Gate Capital, a private equity firm, from April 2009 to February 2011; as Chief Executive Officer and a director of KKR Financial Holdings LLC, a subsidiary of KKR & Co. L.P. from 2004 to 2008; as a director of Capmark Financial Group Inc. from 2006 until 2009; as Executive Vice President and Treasurer of Wells Fargo & Company from July 2000 to June 2004; as a founder and, from August 2001 to June 2004, President of Sutter Advisors LLC, a registered investment advisor formed in 2001 and a wholly-owned subsidiary of Wells Fargo; and as Vice President at Goldman Sachs Group, Inc. from 1990 to 1995. Mr. Fanlo also served in investment banking and asset management roles at Credit Suisse Group AG, Metropolitan Life Insurance Company and Australian Capital Equity Pty Ltd. Mr. Fanlo holds a B.A. in economics from Haverford

College. We believe Mr. Fanlo should serve as a member of the Board of Directors based on his extensive experience in financial services and capital markets.
George W. Gresham has served as owner and Chief Executive Officer of Granite Reef Advisers, Inc., an advisory firm focused on providing third-party assistance in acquisition target evaluation and execution since July 2013 and on the Board of Directors of Dama Technologies since April 2017. Mr. Gresham previously served on the Board of Directors and as Chairman of the Audit Committee of BluePay, Inc., a provider of technology-enabled merchant processing services, from July 2013 to November 2017. He also served on the Board of Directors and as Chairman of the Audit Committee of SterlingBackcheck, Inc. from November 2014 to June 2015; as the Chief Financial Officer and Executive Vice President of NetSpend Holdings, Inc. from May 2010 through June 2013; as Chief Financial Officer and Executive Vice President of Global Cash Access, Inc. from February 2008 to May 2010; as Chief Financial Officer, Chief Administrative Officer and Executive Vice President of eFunds Corporation from May 2002 to October 2007; and in various roles at Deloitte LLP from 1991 to 2002. Mr. Gresham holds a B.S. in accountancy from Northern Arizona University and an M.B.A. from the Thunderbird School of Global Management. We believe Mr. Gresham should serve as a member of the Board of Directors based on his significant experience serving as a director and senior executive of publicly traded payment services companies and the perspective he brings due to his familiarity with our customer base and business model as a result of his prior experience.
Steven W. Streit is our founder, and has served as our President and a director since October 1999 and our Chief Executive Officer since January 2001. He also served as our Secretary from October 1999 to April 2000, our Treasurer from October 1999 to April 2004 and our Chairman from February 2010 to June 2016. We believe Mr. Streit should serve as a member of the Board of Directors based on the perspective and experience he brings to our Board of Directors as our President and Chief Executive Officer and our founder, which adds historical knowledge, operational expertise and continuity to our Board of Directors.
There are no familial relationships among our directors and officers.
Director Compensation
The following table provides information for the year ended December 31, 2017 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2017.

Director Compensation - 2017
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Kenneth C. Aldrich	78,750	124,946	—	—	203,696
J. Chris Brewster	151,667	218,691	—	—	370,358
Glinda Bridgforth Hodges	122,417	218,691	—	12,206	353,314
Rajeev V. Date	94,167	124,946	—	—	219,113
Saturnino Fanlo	125,625	218,691	—	—	344,316
George W. Gresham	111,250	218,691	—	17,221	347,162
William I. Jacobs	187,500	218,691	—	—	406,191
George T. Shaheen	154,708	218,691	—	—	373,399
_____________

(1)
Non-employee directors, received an annual retainer fee of $70,000 plus any additional annual fees due for service on our committees or as our lead independent director or Chairperson of the Board according to the schedule described below under "Annual and Meeting Fees." Mr. Brewster, Ms. Bridgforth Hodges, Mr. Fanlo, Mr. Gresham, Mr. Jacobs, and Mr. Shaheen, each also received compensation of $46,250, $41,250, $43,125, $36,250, $36,250 and $43,125, respectively, for their service as directors or committee members of our subsidiary bank.

(2)
Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718, Compensation- Stock Compensation, for awards of restricted stock units granted during the fiscal year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of unvested restricted stock unit awards held by each non-employee director as of December 31, 2017, see the column “Unvested Restricted Stock Units” in the table below.

(3)
Beginning in 2015, stock options are no longer a regular component of non-employee director compensation. For information regarding the number of stock options held by each non-employee director as of December 31, 2017, see the column “Stock Options Outstanding” in the table below.

(4)	Represents the cost of health insurance benefits provided to our directors on the same basis as our other eligible employees.

Our non-employee directors held the following number of stock options and restricted stock units as of December 31, 2017.

Name	Stock Options Outstanding	Unvested Restricted Stock Units
Kenneth C. Aldrich	31,281	3,310
J. Chris Brewster	—	4,823
Glinda Bridgforth Hodges	24,980	4,823
Rajeev V. Date	—	3,310
Saturnino Fanlo	—	4,823
George W. Gresham	—	4,823
William I. Jacobs	—	4,823
George T. Shaheen	16,048	4,823

Annual and Meeting Fees. During the first three quarters of 2017, our non-employee directors were entitled to receive the following annualized cash compensation. We pay the annual retainer fee and any additional annual fees to each director in equal quarterly installments.

•	$70,000 annual cash retainer

•	$25,000 annual fee for chairing our Audit Committee and $12,500 for serving as a non-chair member of our Audit Committee

•	$20,000 annual fee for chairing our Compensation Committee and $7,000 for serving as a non-chair member of our Compensation Committee

•	$15,000 annual fee for chairing our Nominating and Corporate Governance Committee and $5,000 for serving as a non-chair member of our Nominating and Corporate Governance Committee

•	$70,000 annual fee for the Chairperson of the Board
In October and November 2017, our Compensation Committee recommended and our Board of Directors approved modifications to the cash compensation arrangements for non-employee directors. Effective October 1, 2017, non-employee directors are entitled to receive the following annualized cash compensation:

•	$70,000 annual cash retainer

•	$30,000 annual fee for chairing our Audit Committee and $12,500 for serving as a non-chair member of our Audit Committee

•	$25,000 annual fee for chairing our Compensation Committee and $10,000 for serving as a non-chair member of our Compensation Committee

•	$25,000 annual fee for chairing our Risk Committee and $10,000 for serving as a non-chair member of our Risk Committee

•	$20,000 annual fee for chairing our Nominating and Corporate Governance Committee and $7,000 for serving as a non-chair member of our Nominating and Corporate Governance Committee

•	$70,000 annual fee for the Chairperson of the Board (following the separation of the Board Chair and CEO)
During the first three quarters of 2017, we also compensated any non-employee director who served on the Board of Directors, Audit Committee or Community Reinvestment Act Committee of our subsidiary bank. The annual retainer fee for board service was $25,000, the additional annual retainer fee for Audit Committee service was $10,000 for the chair of the Audit Committee and $5,000 for each of the Audit Committee's other members and the additional annual retainer fee for Community Reinvestment Act Committee service was $5,000. In connection with the modifications approved in October and November 2017 discussed above, effective October 1, 2017, the Board of Directors approved changes in the annual retainers or fees payable for service on the board of directors of the subsidiary bank and its audit committee. The additional annual retainer fee for board service is $70,000 and the additional annual retainer fee for Audit Committee service is $30,000 for the chair of the Audit Committee and $12,500 for each of the Audit Committee's other members.
Annual Equity Awards. In August and November 2017, our Compensation Committee recommended, and our Board of Directors approved, changes to its annual grant of restricted stock units for each non-employee member of the Board of Directors. Beginning in 2017, the fair market value of annual grant of restricted stock units increased from an amount equal to $105,000 on the date of grant to a grant date fair value of $125,000. Additionally, beginning in 2017, each non-employee member of the Board of Directors who also serves on the board of directors of our subsidiary bank is entitled to an additional grant of restricted stock units having a fair market value on the grant date equal to $125,000. The Board of Directors implemented such changes recognizing that board service generally, and service on the board of directors of the subsidiary bank in particular, takes up an increasing amount of time each year and after taking into account the stockholder approved limits for director compensation under the 2010 Equity Incentive Plan.
Beginning in 2018, all such awards are granted at each annual meeting of stockholders and either will vest over one year or will be fully-vested at the annual meeting of stockholders following the grant date. Awards granted in connection with the modifications discussed above we granted at various times during 2017 and all such awards will be fully-vested at the 2018 Annual Meeting. In the event of a merger or consolidation in which Green Dot is not the surviving corporation or another similar change in control transaction involving Green Dot, all unvested stock option and restricted stock unit awards made to non-employee directors under the policy described above will accelerate and vest in full. All awards to non-employee directors, including those described above and any awards to a non-employee director who first becomes a member of our Board of Directors, will be made on a discretionary basis under the 2010 Equity Incentive Plan, based on the recommendation of our Compensation Committee.
Non-employee directors are also eligible for and may elect to receive medical, dental and vision benefits. These benefits are available to our employees, officers and directors generally and in operation provide for the same method of allocation of benefits between director, management and non-management participants.
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.
Director Stock Ownership Guidelines. Since April 2015, upon the recommendation of the Compensation Committee, our Board of Directors has instituted the following stock ownership guidelines for its non-employee directors to better align our directors' interests with those of our stockholders. Director guidelines are determined as a multiple of the annual cash retainer for board membership (excluding any fees received for board leadership and committee chairmanship). The director guidelines are established as four times a director's annual cash retainer. Shares that count toward meeting the stock ownership guidelines include shares owned outright, full value awards (e.g., restricted stock and RSUs) and shares owned directly by the director's spouse, dependent children and/or trust. Directors have 5 years from appointment of the board to acquire and hold the pre-determined level of shares. As of December 31, 2017, Ms. Bridgforth Hodges and Messrs. Aldrich, Brewster, Fanlo, Gresham, Jacobs and Shaheen maintained the stated ownership requirements and Mr. Date has until May 2021 to meet the stated thresholds.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL” ELECTION OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP as Green Dot's principal independent registered public accounting firm to perform the audit of Green Dot's consolidated financial statements for fiscal year ending December 31, 2018. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Ernst & Young LLP as Green Dot's independent registered public accounting firm.
Our Audit Committee first approved Ernst & Young LLP as our independent auditors in 2005, and Ernst & Young LLP audited Green Dot's financial statements for the year ended December 31, 2017. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
We regularly review the services and fees from the independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for Green Dot's audit.
In addition to performing the audit of Green Dot's consolidated financial statements, Ernst & Young LLP provided various other services during the years ended December 31, 2017 and 2016. Our Audit Committee has determined that Ernst & Young LLP's provisioning of these services, which are described below, does not impair Ernst & Young LLP's independence from Green Dot. The aggregate fees billed for the years ended December 31, 2017 and 2016 for each of the following categories of services are as follows:

Fees Billed to Green Dot	2017	2016
Audit fees(1)	$1,642,000	$1,482,433
Audit related fees(2)	—	—
Tax fees(3)	185,014	290,245
All other fees	—	—
Total fees	$1,827,014	$1,772,678

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; consents, and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Board (United States).

(2)	“Audit related fees” include fees for benefit plan audits and due diligence services related to completed or potential acquisitions.

(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee's policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to Green Dot Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 32 to 52 of this proxy statement, is hereby approved.”
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our named executive officers are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices. A few highlights, which are discussed further in the Compensation Discussion and Analysis, are:

•
During 2017, we experienced strong growth in revenue and profitability, with GAAP total operating revenue and GAAP net income growth of 24% and 106%, respectively, from 2016 to 2017. Additionally, our GAAP diluted earnings per share increased 101% from 2016 to 2017. In 2017, we also returned to organic active account growth in our Account Services operating segment, had multiple new "Banking as a Service" program wins and made two strategic acquisitions.

•
Each NEO’s target variable cash incentive and long-term equity incentive awards are 100% performance-based. Company performance resulted in pay-outs of 150% of the target cash bonus amounts and 150% of the target equity awards for our NEOs in 2017.

•	Our cash and equity incentive plans do not have guaranteed pay-out levels.

•
Variable cash incentive awards and long-term equity incentive awards are capped at 150% of the target amount to discourage inappropriate risk taking by our executive officers and we have adopted a "claw-back" policy that gives us discretion to require our executive officers and certain other employees to repay cash and/or equity compensation in the event of a financial restatement.

•
In 2017, all of our executive officers’ annual long-term incentive awards were made in the form of performance-based restricted stock units, or PRSUs. The PRSUs granted to our CEO had a three-year performance period and PRSUs granted to our other executive officers had a one-year performance period and three-year time-based vesting component. Our Compensation Committee believes this design strikes the appropriate balance for long-term equity incentive awards between performance and retention.

•
We encourage you to carefully review the “Compensation Discussion and Analysis” section beginning on page 33 of this proxy statement for additional details on our executive compensation program, including our compensation philosophy and objectives, as well as the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in 2017.

While the results of this advisory vote are not binding, our compensation committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of either class of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “Directors, Named Executive Officers and 5% Stockholders” is c/o Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107 and references to shares refer to our Class A common stock.
Percentage ownership of our Class A common stock common stock is based on 51,833,216 shares of our Class A common stock outstanding on March 31, 2018. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Shares of our Class A common stock subject to options or restricted stock units that are currently exercisable or exercisable or will settle within 60 days of March 31, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the option or warrant for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Class A	% of
Name and Address of Beneficial Owner	Common Stock	Total Voting
	Shares	Power
Directors and Named Executive Officers
Steven W. Streit (1)	3,999,826	7.7%
Mark L. Shifke (2)	615,947	1.2%
Kenneth C. Aldrich (3)	211,844	*
Kuan Archer (4)	92,669	*
George T. Shaheen (5)	35,408	*
Glinda Bridgforth Hodges (6)	22,965	*
Saturnino Fanlo (7)	13,582	*
George W. Gresham (8)	9,582	*
J. Chris Brewster (9)	9,497	*
William I. Jacobs (10)	9,497	*
Brett Narlinger (11)	4,672	*
Rajeev V. Date (12)	3,310	*
Konrad Alt (13)	1,327	*
All directors and executive officers as a group (15 persons)(14)	5,092,128	9.7%

5% Stockholders
BlackRock, Inc. (15)	6,457,247	12.5%
Vanguard Group, Inc. (16)	5,185,714	10.0%
_____________
*    Represents beneficial ownership of less than 1% of our outstanding shares of Class A common stock.

(1)
Represents 3,498,355 shares held by the Steven W. Streit Family Trust DTD 9/30/2005, of which Mr. Streit is the trustee, 254,391shares held by Mr. Streit, and 247,080 shares subject to options held by Mr. Streit that are exercisable within 60 days of March 31, 2018.

(2)
Represents 553,760 shares held by Mr. Shifke, 56,880 shares subject to options held by Mr. Shifke that are exercisable within 60 days of March 31, 2018 and 5,307 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(3)
Represents 160,000 shares held by YKA Partners Ltd., of which Mr. Aldrich is the agent of the general partner, 17,253 shares held by Mr. Aldrich, 31,281 shares subject to options held by Mr. Aldrich that are exercisable within 60 days of March 31, 2018 and 3,310 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(4)
Represents 57,707 shares held by Mr. Archer, 24,188 shares subject to options held by Mr. Archer that are exercisable within 60 days of March 31, 2018 and 10,774 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(5)
Represents 14,537 shares held by Mr. Shaheen, 16,048 shares subject to options held by Mr. Shaheen that are exercisable within 60 days of March 31, 2018 and 4,823 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(6)
Represents 2,114 shares held by Ms. Bridgforth Hodges, 16,028 shares subject to options held by Ms. Bridgforth Hodges that are exercisable within 60 days of March 31, 2018 and 4,823 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(7)	Represents 8,759 shares held by Mr. Fanlo, and 4,823 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(8)	Represents 4,759 shares held by Mr. Gresham, and 4,823 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(9)	Represents 4,674 shares held by Mr. Brewster, and 4,823 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(10)	Represents 4,674 shares held by Mr. Jacobs, and 4,823 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(11)	Represents 4,672 shares held by Mr. Narlinger.

(12)	Represents 3,310 shares held by Mr. Date subject to restricted stock units that vest within 60 days of March 31, 2018.

(13)	Represents 1,327 shares held by Mr. Alt.

(14)
Includes 407,553 shares subject to options held by all executive officers as a group that are exercisable within 60 days of March 31, 2018 and 60,825 shares subject to restricted stock units that vest within 60 days of March 31, 2018.

(15)
Based solely on the information set forth in a Schedule 13G filed by BlackRock Inc. on January 19, 2018. BlackRock Inc. reported that, as of December 31, 2017, it had sole voting over 6,315,963 shares and sole dispositive power over 6,457,247 shares. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.

(16)
Based solely on the information set forth in a Schedule 13G filed by The Vanguard Group on February 12, 2018. The Vanguard Group reported that, as of December 31, 2017, it had sole voting over 89,616 shares, shared voting power over 3,000 shares, sole dispositive power over 5,096,624 shares and shared dispositive power over 89,090 shares. The principal business address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of March 31, 2018, and their positions are shown below.

Name	Age	Position
Steven W. Streit	56	President and Chief Executive Officer
Mark L. Shifke	58	Chief Financial Officer
Konrad Alt	57	Chief Banking Officer
Kuan Archer	45	Chief Operating Officer
Mary J. Dent	56	Chief Executive Officer, Green Dot Bank
Brett Narlinger	47	Chief Revenue Officer
John C. Ricci	52	General Counsel and Secretary
For information regarding Mr. Streit, please refer to Proposal No. 1, “Election of Directors,” on page 20 above.
Mark L. Shifke has served as our Chief Financial Officer since December 2015. Prior to his appointment as our Chief Financial Officer, Mr. Shifke had served as our acting Chief Financial Officer from May 2015 to December 2015 and as Senior Vice President, Corporate Strategy/M&A, since June 2014. From May 2011 to April 2012, he served as our General Manager, Government Programs and Vice President, Special Projects, and then served as Senior Vice President Corporate Development/M&A from April 2012 to June 2014. In addition, Mr. Shifke served as a member of our Board of Directors from January 2001 to February 2004. Prior to joining Green Dot, he served as Managing Director, M&A and Corporate Finance Advisory at J.P. Morgan from 2007 to 2011. Mr. Shifke served as Vice President at Goldman Sachs in Principal Investing from 2002 to 2005, and in M&A Structuring and Advisory from 2005 to 2007. Previously, he was a partner at Davis Polk & Wardwell, LLP, a law firm, a Principal at KPMG LLP, an accounting firm, and a Managing Director of Big Flower Capital Corp. Mr. Shifke holds a B.A. in political science and public administration from Tulane University, a J.D. from Tulane Law School, and a LL.M. in taxation from New York University School of Law.
Konrad Alt has been Chief Banking Officer and Vice Chairman of the Green Dot Bank Board since November of 2017. Immediately prior to joining Green Dot, he was Chief Operating Officer of Merlon Intelligence, Inc. from January 2017 to October 2017. From 2004 to June 2016, Mr. Alt was a Managing Director of the Promontory Financial Group, LLC. He also founded the firm’s San Francisco office and served as Chief Operating Officer of Promontory from July 2014 to June 2016. Prior to Promontory, he served as Executive Vice President and Chief Public Policy Officer at Providian Financial Corp., and as a Senior Vice President at Golden West Financial Corp., the parent company of World Savings. From 1989 to 1996, Mr. Alt was in public service, first as counsel to the U.S. Senate Committee on Banking, Housing and Urban Affairs (1989-1993), and later as Chief of Staff and Senior Deputy Comptroller for Economic Analysis and Public Affairs at the Office of the Comptroller of the Currency (1993-1996). He currently serves on the board of trustees of Reed College. Mr. Alt holds a J.D. from Harvard Law School, an M.P.P. in Public Policy from Kennedy School of Government, Harvard University and a B.A in political science from Reed College.
Kuan Archer has served as our Chief Operating Officer since January 2015. From October 2012 to December 2015, he served as Chief Technology Officer and Executive Vice President of Product Development. Prior to joining Green Dot, he served in a number of positions at Rovi Corporation, a digital media technology provider, from May 2006 to September 2012, most recently as Senior Vice President of Product Development. From September 2004 to April 2006, he served as Director at Symantec Corporation, a security, storage and systems management provider. Prior to his tenure at Symantec, Mr. Archer held a number of software engineering and leadership roles at Microsoft Corporation. Mr. Archer holds a B.S. in computer science from the University of Texas at Austin and an M.B.A. from the University of Washington.
Mary J. Dent has served as Chief Executive Officer of Green Dot Bank since August 2016. She also served as a member of our Board of Directors from August 2013 to August 2016 and currently serves on the Green Dot Bank Board of Directors. Previously, Ms. Dent served as General Counsel of Insikt, Inc., a provider of white label “Lending as a Service” loan platform and investing marketplace from January 2016 to August 2016. Prior to her role at Insikt, Ms. Dent served as the founder of dcIQ, a public policy consulting firm, from August 2013 to December 2015, as Vice President, Public Policy of Silicon Valley Bank, a provider of financial services for high-growth companies in the technology, life sciences and clean technology sectors, from April 2013 to August 2013; as General Counsel of the SVB Financial Group, the bank holding company of Silicon Valley Bank, from May 2006 to April 2013; and as General and Special Counsel of New Skies Satellites, now a subsidiary of SES, a provider of satellite based telecommunications and information services, from 2000 to 2006. Ms. Dent holds a B.A. in economics from the University of California, Los Angeles and a J.D. from Stanford Law School.

Brett Narlinger has served as our Chief Revenue Officer since November 2016. Prior to joining Green Dot, Mr. Narlinger served as Senior Vice President, Sales at Mercury Payment Systems, Inc., a provider of payments technology and services, from June 2013 to September 2016. From June 2009 to December 2012, Mr. Narlinger served as Executive Vice President of Sales and a founding executive of Bank of America Merchant Services. Mr. Narlinger also held various leadership roles, overseeing all enterprise and national portfolio accounts, with First Data Corporation from October 1994 to June 2009.
John C. Ricci has served as our General Counsel since June 2004 and our Secretary since April 2003. From April 2003 to June 2004, he served as our Director of Legal Affairs. Prior to joining Green Dot, Mr. Ricci was an associate at the law firm of Strategic Law Partners, LLP from November 1999 to June 2002. Mr. Ricci began his career as an attorney in the Enforcement Division of the SEC. Mr. Ricci holds a B.A. in economics and political science from the University of California at San Diego and a J.D. from Loyola Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2017 executive compensation program and the compensation paid by the company to the following named executive officers in 2017, referred to throughout this proxy statement as our named executive officers, or NEOs:

Steven W. Streit, President and Chief Executive Officer ("CEO")
Mark L. Shifke, Chief Financial Officer ("CFO")
Kuan Archer, Chief Operating Officer ("COO")
Brent Narlinger, Chief Revenue Officer ("CRO")
Konrad Alt, Chief Banking Officer ("CBO")
2017 Financial Performance and Executive Compensation

2017 (Actual /Target)
Annual Revenue Under the Variable Cash Incentive Plan (in millions)	$890.2 / $845.0
Non-GAAP EPS for PRSUs(1)	$2.12 / $1.94
One-Year Relative TSR percentile(2)	98th/60th
Three-Year Relative TSR percentile(3)	94th/60th
_____________

(1)	See "—Elements of Compensation-- Long-Term Equity-Based Awards—PRSUs for Other NEOs" for a description of this metric.

(2)
Total shareholder return ranking (stated as a percentile) as compared to the S&P SmallCap 600 under PRSUs granted to our CEO in 2017. One-year performance has been presented for illustrative purposes and shows the progress for the first year of the three-year performance period under the PRSUs granted in 2017. No amounts have been or will be earned under these PRSUs until the end of the awards' three-year performance period.

(3)
The PRSUs granted to our CEO in 2015 had a total shareholder return ranking of 94th compared to the 60th percentile following completion of the three-year performance period thereunder, resulting in a payout of 150% of the target number of shares under this award.

During 2017 our company experienced strong growth in revenue and profitability, with GAAP total operating revenue and GAAP net income growth of 24% and 106%, respectively, from 2016 to 2017. Additionally, our GAAP diluted earnings per share increased 101% from 2016 to 2017. In 2017, we also returned to organic active account growth in our Account Services operating segment, had multiple new "Banking as a Service" program wins with world-class partners and made two strategic acquisitions. Our 2017 results were due in large part to disciplined execution of our “six-step plan” for 2017. Our regular annual executive compensation program reflected these results and discipline in implementing the six-step plan:

•
We did not increase base salaries for incumbent executive officers in 2017, maintaining salary levels established in 2014 (other than for our COO, who received an increase in connection with his January 2015 promotion).

•
Based on achievement of $890.2 million in annual revenue (representing a 24% growth from 2016 annual revenue) under our variable cash incentive plan, our NEOs were paid the maximum under the plan (150% of their at-target bonus opportunity).

•
For the third consecutive year, our CEO’s equity compensation was 100% performance-based. The award payout is based on relative TSR performance (as compared to the S&P SmallCap 600) over a three-year performance period. The 2015 PRSUs were earned at 150% of target as a result of the three-year relative TSR ranking under this award of the 94th percentile, compared to a target of the 60th percentile. The amounts earned under the 2016 PRSUs and 2017 PRSUs will be determined once the three-year performance period is completed.

•
For the second consecutive year, the annual equity compensation for our other NEOs’ was 100% performance-based, requiring the achievement of a minimum non-GAAP EPS goal before the award can be earned and then vest 25% as of the end of the one-year performance period with the remainder to vest over three years thereafter, subject to continued service. Based on achievement of non-GAAP EPS of $2.12, the NEOs other than our CEO earned the maximum value under these awards (150% of the target number of shares under their awards).
The Summary Compensation Table on page 45 below also reflects compensation in addition to our regular annual executive compensation program. In September 2017, we agreed to hire Konrad Alt as our CBO in view of the increasing importance of our subsidiary bank to our strategic direction. Our Compensation Committee offered Mr. Alt a compensation package designed to induce him to join our company and incentivize him to achieve the strategic goals for our subsidiary bank and our Company. Additionally, in September 2017, our Compensation Committee granted 40,000 RSUs to Mr. Narlinger to recognize his achievements as our CRO and aid with retention.
Compensation Philosophy and Objectives
We believe that the compensation programs offered to NEOs should support the achievement of our financial goals and creation of long-term stockholder value. Accordingly, our executive compensation program is designed to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	link compensation to company and individual performance;

•	link cash incentives to our financial performance;

•	align the interests of our NEOs with those of our stockholders, by providing our NEOs with annual long-term performance-based incentives; and

•	promote an ownership culture.
We have endeavored to create an executive compensation program that provides a mix of short-term and long-term incentives and an appropriate balance between fixed and variable compensation that we believe retains and appropriately motivates our executive officers, including our NEOs. In addition, our Compensation Committee and our Board of Directors strive to keep annual base salary at a competitive level while providing executive officers with performance-based incentives (in both cash and equity) in order to reward them for superior year-over-year performance.
Compensation Governance Highlights
Our executive compensation program also has the following features that demonstrate our continued commitment to pay-for-performance and to corporate governance best practices:

•	Our annual and long-term incentives are entirely performance-based.

•
Our incentive compensation plans do not have guaranteed payout levels, and our NEOs do not receive any payouts under performance-based equity or cash incentive awards if predefined financial goals are not met. Our executive compensation plans are also capped to discourage inappropriate risk taking.

•	Our annual and long-term incentives do not use duplicative measures and the measures used correlate to drivers of stockholder value.

•
We have robust stock ownership guidelines for our NEOs, requiring them to hold a minimum value in shares so that they have an even greater financial stake in our company, thereby further aligning the interests of our executive officers with those of our stockholders.

•
We have adopted a "claw-back" policy that gives us discretion to require our executive officers and certain other employees to repay cash and/or equity compensation in the event of a financial restatement.

•
Our executive officers are prohibited from acquiring, selling, or trading in any interest or position relating to the future price of Green Dot securities, such as a short sale. In addition, executive officers are prohibited from holding Green Dot securities in a margin account or pledging Company securities as collateral for a loan.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.
"Say-on-Pay" Results
At our 2017 annual meeting of stockholders, we requested stockholders to cast a non-binding advisory vote on the compensation of our NEOs, the so-called "say-on-pay" vote. This proposal passed with approximately 99% of the votes cast in favor. Considering this outcome, the Compensation Committee has determined that it would continue to apply the same philosophy and guiding principles to its 2017 executive compensation program. Further, at our 2017 annual meeting of stockholders, approximately 83% of affirmative votes by stockholders supported an annual “say-on-pay” vote as the preferred frequency. In light of this outcome, the Board of Directors determined to hold a non-binding advisory vote on the compensation of our NEOs each year until the next required frequency vote, which is expected at our 2023 annual meeting of stockholders.
2017 Executive Compensation
The following table presents, for the continuing NEOs, target total "direct compensation" (i.e., the sum of annual base salary, target annual cash incentive award value and grant date value of long-term equity-based incentive awards) and the value of each pay component for 2017. For more detail regarding our Compensation Committee’s decisions, see the narrative under “Executive Compensation Decisions for the 2017 Performance Year" below.

	Target Total Direct Compensation*
Name	Base Salary ($)		Annual Cash Incentives ($)		Long-Term Equity Incentive Awards ($)	Total ($)		Special Equity Incentive Award ($)		As Adjusted Total ($)
Steven W. Streit	666,000		666,000		2,936,857	4,268,857		—		4,268,857
Mark L. Shifke	450,000		450,000		700,000	1,600,000		—		1,600,000
Kuan Archer	440,000		352,000		700,000	1,492,000		—	(1)	1,492,000
Brett Narlinger	440,000		440,000		620,000	1,500,000		1,925,200	(2)	3,425,200
Konrad Alt	51,923	(3)	38,942	(3)	—	90,865	(3)	5,025,600	(4)	5,116,465
_____________

*	These amounts are not a substitute for the amounts disclosed in the Summary Compensation Table, which are disclosed in accordance with SEC rules.

(1)
The column captioned “Stock Awards” of the Summary Compensation Table includes $4,161,250 of grant date fair value of PRSUs awarded to Mr. Archer in September 2016 for retention purposes. We have not addressed this award in the remainder of this CD&A because the decision to grant the PRSU was made in 2016 and did not relate to Mr. Archer’s 2017 compensation.

(2)
Represents the grant date fair value of restricted stock units covering 40,000 shares, which vest in four equal annual installments on the anniversary of the grant date pursuant to the terms of our 2010 Equity Incentive Plan. Our Compensation Committee granted this award to recognize his achievements as our CRO and aid with retention.

(3)	Amounts prorated due to Mr. Alt’s November 6, 2017 start date. His annual base salary is $450,000, with an on-target bonus opportunity of 75% of his annual base salary.

(4)
Represents the grant date fair value of restricted stock units covering 80,000 shares, which vest in four equal annual installments on the anniversary of the grant date pursuant to the terms of our 2010 Equity Incentive Plan. Our Compensation Committee granted this award to induce Mr. Alt to join our company and incentivize him to achieve the strategic goals for our subsidiary bank and our company.

Our Compensation Committee believed that the allocation between salary, cash incentives and long-term incentives reflected above encouraged our NEOs to work toward our company's financial success, drive long-term stockholder value over time and did not promote inappropriate risk taking. Additionally, our NEOs' 2017 target pay mix was aligned with competitive market practices.

The following graphs reflect the mix of target total direct compensation of our CEO and our other NEOs in 2017:

CEO
82%
At Risk
Base
Salary
18%
Target
Bonus
18%
LTI
63%

Other NEO Average
68%
At Risk
Base
Salary
32%
LTI
40%
Target
Bonus
28%

Elements of Compensation
The key components of our current compensation program for our NEOs are summarized in the table below. The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each other compensation component.

Compensation Element	Form of Compensation	Purpose
Base Salary	Cash	Provide fixed compensation to attract and retain key executives and to offset external factors that may impact incentive pay.
Annual Cash Incentive	Cash	To provide incentives for the achievement of financial performance goals and to reward our NEOs for the achievement of these goals.
Long-term Incentive	Performance-based Restricted stock units
To create a strong incentive for our NEOs to achieve our financial performance targets; to align management's interests with those of our stockholders; and to create an incentive for management to remain employed with the company.

Executive Compensation Decisions for the 2017 Performance Year
Base Salary. We seek to provide our NEOs with a base salary that is appropriate for his responsibilities, and that provides him with a level of income stability. Our Compensation Committee reviews the base salaries of our NEOs annually, with significant input from our CEO (other than with respect to his own compensation), to determine whether any adjustment is warranted. In considering a base salary adjustment, our Compensation Committee considers our company's overall performance and the NEO's performance, individual contribution, changes in responsibilities and prior experience. Our Compensation Committee may also take into account the NEO's current salary, equity ownership and internal equity.
We did not increase the annual base salaries of our NEOs in 2017 based on our Compensation Committee's assessment that the salaries of our NEOs remained market competitive. The actual base salaries paid to our NEOs in 2017 are set forth in the “Summary Compensation Table” below on page 45.

Annual Cash Incentive Awards. We utilize cash bonuses to incentivize our NEOs to achieve company performance goals on an annual basis and to reward extraordinary accomplishments. We establish bonus targets for cash incentive awards annually, following the end of the year, and we pay bonuses following the end of the performance period (i.e., 2017). Each NEO's target bonus amount is a pre-determined amount that is intended to provide a competitive level of compensation if the executive officer achieves performance goal(s) established in the beginning of the performance year. Our annual cash incentive awards are intended to compensate our NEOs for their contribution to achieving financial goals for the performance period contained in our company financial plan. We determine the actual bonus award for each of our NEOs according to the level of achievement of company performance objectives. For more information about our cash incentive awards, see “2017 Executive Officer Incentive Bonus Plan.”
Our Compensation Committee may award other cash bonuses at any time during the year to reward a NEO in connection with mid-year hiring decisions, promotions or other achievements. Other cash bonuses were not provided in 2017.
2017 Executive Officer Incentive Bonus Plan. Our Compensation Committee evaluated target bonus amounts with reference to the 2017 peer group, using its subjective judgment to determine the amount of bonus sufficient to continue to align the interests of each NEO with those of our stockholders while providing incentives to maximize their efforts throughout the year. For 2017, our Compensation Committee set individual target bonus amounts for the NEOs ranging from 75% to 100% of their respective base salaries. In general, these levels were set at the beginning of the performance year, except Mr. Alt’s opportunity was established under his offer letter to align his target compensation package with the rest of the NEOs. Our Compensation Committee did not adjust target bonus opportunities for the NEOs in 2017. The target bonus amounts for our NEOs for 2017 were as follows: Mr. Streit -- $666,000; Mr. Shifke -- $450,000; Mr. Archer -- $352,000; Mr. Narlinger -- $440,000; and Mr. Alt -- $38,942 (prorated from $337,500).
Our incentive bonus plan structure solely rewards our executive offices for revenue generation. Our Compensation Committee believes that this design, combined with the design of our long-term incentive structure that rewards our NEOs (other than our CEO) for non-GAAP EPS generation, appropriately incentivizes profitable growth. Annual revenue was chosen as the company performance goal under the plan because we believed it to be one of the best indicators of financial success for our company, is a significant driver of stockholder value creation, and aligns with our overall operating strategy.
The 2017 Executive Officer Incentive Bonus Plan (our “Bonus Plan”) provides for annual payments based on annual revenue performance, with a threshold level of performance to be achieved in order to receive a minimum payout (for threshold performance) and an opportunity to earn up to 150% of the target bonus amount (for superior performance). As explained below, the actual payout amount to each NEO is determined by multiplying their target bonus by a “multiplier” (which could be more or less than 100% but cannot exceed 150% of target) that will vary depending on the percentage of achievement for the performance objective.
Our Compensation Committee approves financial performance goal(s) used in the incentive bonus plan for that year. For 2017, our NEOs were eligible to earn bonuses based upon attainment of an annual revenue goal for our company. Annual revenue under our Bonus Plan was defined as the total operating revenues reflected in our consolidated statements of operations.
We believe that, to provide for an appropriate incentive effect, the performance goals should be such that to achieve 100% of the objective, performance over the performance period must be aligned with our company financial plan and that our NEOs should not be awarded for performance that did not approximate our company financial plan. Accordingly, our cash incentive compensation plan was designed to pay our NEOs nothing if our company failed to achieve at least 97.278% of the annual revenue target goal. Our Compensation Committee strives to set at-target performance goals that are challenging to achieve.
For 2017, the annual revenue target under the plan was $845.0 million, reflecting our Compensation Committee's view that, after taking into account the expected impact of acquisitions in 2017, there was ample opportunity to increase total operating revenues. Our actual 2017 annual revenue exceeded our Compensation Committee’s high expectations. Our 2017 annual revenue was $890.2 million (24% year-over-year growth), resulting in a “multiplier" of 150% for 2017. Accordingly, 150% of the target bonus amounts were paid to our NEOs per the bonus plan formula. Our Compensation Committee evaluated this outcome and, taking into account its philosophy of linking payment to company performance, determined not to exercise its negative discretion and awarded the NEOs in accordance with the formula.

2017 Performance Component	Threshold ($M)	Target ($M)	Maximum ($M)	Actual ($M)	Bonus Payout Multiplier (%)
Annual Revenue	$822.0	$845.0	$865.0	$890.2	150%
The actual cash incentive awards paid to our NEOs in 2017 are set forth in the "Summary Compensation Table" below under the column captioned "Non-Equity Incentive Plan Compensation."
Long-Term Equity-Based Awards. We utilize equity awards to ensure that our NEOs have a continuing stake in our long-term success. All of our executive officers' annual long-term incentive award is provided in the form of performance-based restricted stock units ("PRSUs"). Outside of our annual grant cycle, we may grant, and in 2017 we granted, other equity awards for the reasons discussed below.
Equity awards improve our ability to attract executives by providing a total compensation package that is competitive with market practices, while also serving as a retention tool due to their multi-year vesting requirements. We grant equity awards to NEOs on an annual basis. Outside of the annual grant cycle, we typically make grants in connection with hiring, promotions, significant changes in responsibilities, extraordinary performance, or to achieve internal equity. Our Compensation Committee takes into account, on a subjective basis, various factors in connection with making its determination. These factors include the responsibilities, past performance and anticipated future contributions of the NEO, the competitiveness of the NEO's overall compensation package with reference to peer group practices, the NEO's existing equity holdings, the extent to which these holdings are vested and the recommendations of our CEO (other than with respect to his own compensation). Since 2012, our Compensation Committee has taken into account “burn rate” in relation to our industry "burn rate guidelines", per certain stockholder and proxy advisor methodology, as an additional factor in making its determinations with respect to long-term equity awards. In 2017, after taking into account the long-term incentive and total direct compensation reference levels of the primary peer group as well as our CEO's recommendations (other than with respect to his own compensation), our Compensation Committee used its judgment to determine the value of equity awards that it believed would provide those NEOs sufficient incentive to help us achieve the short-term objectives under our six step plan for 2017, as well as promote our longer term objectives.
Performance-Based Restricted Stock Units (PRSUs). PRSUs represent the right to receive one share of Class A common stock for each PRSU that vests upon the settlement date, which is the date on which certain pre-defined performance requirements are satisfied over a specified performance period. For the second consecutive year, our Compensation Committee granted only PRSUs to our executive officers in 2017 in furtherance of our pay for performance philosophy and culture. None of the earnings under our NEOs' equity awards are guaranteed until after the applicable performance period has been completed.
CEO PRSUs.
Our Compensation Committee decided to use the same PRSU design for our CEO’s PRSU grant in 2017 as it used in each of the last two years. The performance metric for our CEO’s PRSUs is our company's total shareholder return ranking as compared to the S&P SmallCap 600 for the period from January 1, 2017 to December 31, 2019. Under this award, our CEO would earn 68,188 shares if at the end of the three-year performance period he achieves 100% achievement of the target performance metric: relative TSR at the 60th percentile of the S&P SmallCap 600. For our CEO’s 2017 PRSUs, a threshold relative TSR at the 25th percentile of the S&P SmallCap 600 would earn 50% of his target award and a maximum relative TSR at or above the 75th percentile of the S&P SmallCap 600 would earn 150% of his target award.
As 2017 was the first year of the three-year performance period for our CEO’s 2017 PRSUs, no shares were earned. However, the one-year TSR for 2017 was the 98th percentile of the S&P SmallCap 600 which would have resulted in our CEO earning 150% of the shares subject to his target PRSU award had the three-year performance period been a one-year performance period. Similarly, under the PRSU granted to our CEO in 2016, no shares were earned because 2017 was the second year of the three-year performance period thereunder, but had the three-year performance period been a two-year performance period, the two-year TSR for 2016-2017 was the 99th percentile of the S&P SmallCap 600 which would have resulted in our CEO earning 150% of the shares subject to his target PRSU award.
At the end of the three-year performance period under our CEO’s 2015 PRSU, the total shareholder return ranking was the 94th percentile of the S&P SmallCap 600, resulting in issuance of 213,880 shares of our Class A common stock, the maximum value under the award (150% of the target number of shares under his award).

PRSUs For Other NEOs
For our NEOs other than the CEO, PRSUs are earned based on achievement of non-GAAP diluted earnings per share (as defined below), over 2017, with a threshold level of performance to be achieved in order to earn the minimum shares under the PRSU (for threshold performance) and an opportunity to earn up to 150% of the target shares under the PRSU (for superior performance). As explained below, the actual amount of shares earned by each NEO under the PRSUs is determined by multiplying the target shares by a “multiplier” (which could be more or less than 100% but cannot exceed 150%) that will vary depending on the percentage of achievement for the performance objective. These awards vest as to 25% of the shares earned at the end of the performance period with remainder vesting in equal annual installments over the three years thereafter based on service. Our Compensation Committee believes this design strikes the appropriate balance for long-term equity incentive awards between performance and retention.
For purposes of these awards, non-GAAP diluted earnings per share ("non-GAAP EPS") is defined as the quotient of net income (loss) reflected in our consolidated statements of operations excluding the impact of employee stock-based compensation expense, amortization of acquired intangible assets, change in fair value of contingent consideration, transaction costs, impairment charges, amortization of deferred financing costs, costs and expenses incurred in connection with any proxy contests and similar engagements, significant unreimbursed costs associated with the delay in migration of our remaining customer accounts from our former processor to our new processor, other income and expense that our Compensation Committee determines are not reflective of ongoing operating results and the tax effect for the related non-GAAP measure adjustments using the Company's year to date non-GAAP effective tax rate divided by the diluted weighted-average shares issued and outstanding as adjusted for (i) assumed conversion of weighted-average shares of preferred stock and (ii) Green Dot's stock repurchases in 2017.
A summary of the equity awards to NEOs is set forth below, as well as in the "Grants of Plan-Based Awards - 2017" table, which provides additional information, including grant date fair values for each award.
The following table summarizes the number of shares underlying long-term equity incentive awards granted to our NEOs in 2017:

Name	Target PRSUs (#)	PRSU Value at Grant Date ($) (1)(2)	New Hire RSUs (#)	New Hire RSU Value at Grant Date ($) (2)	Special RSUs (#) (2)	Special RSUs at Grant Date ($)
Steven W. Streit	68,188	2,936,857	—	—	—	—
Mark L. Shifke	21,027	699,989	—	—	—	—
Kuan Archer(3)	21,027	699,989	—	—	—	—
Brett Narlinger	18,624	619,993	—	—	40,000	1,925,200
Konrad Alt	—	—	80,000	5,025,600	—	—
_____________

(1)	For detail on the grant date fair value of these awards, see footnote 4 to the Summary Compensation Table below.

(2)	For detail on the grant date fair value of these awards, see footnote 1 to the Summary Compensation Table below.

(3)
The column captioned “Stock Awards” of the Summary Compensation Table includes $4,161,250 of grant date fair value of PRSUs awarded to Mr. Archer in September 2016 for retention purposes. These PRSUs cover 125,000 shares (a maximum of 187,500 shares) and reflect the same terms as the PRSUs granted to our NEOs earlier in 2016, except our Compensation Committee (i) set the performance period as 2017 (rather than 2016) and (ii) provided that it would establish the non-GAAP EPS target for the award in connection with our regular annual grant cycle in 2017. The grant date fair value for this PRSU was established in 2017 in accordance with FASB ASC Topic 718 when the goal was set, although the compensation associated therewith related to 2016.

For 2017, the non-GAAP EPS target under the PRSUs was $1.94. Actual non-GAAP EPS for 2017 was $2.12 (49% year-over-year growth) resulting in a “multiplier" of 150% for 2017. Accordingly, 150% of the target bonus amounts were paid to our NEOs per the bonus plan formula. Our Compensation Committee evaluated this outcome and, taking into account its philosophy of linking payment to company performance, determined not to exercise its negative discretion and awarded the NEOs in accordance with the formula.

2017 Performance Component	Threshold ($)	Target ($)	Maximum ($)	Actual ($)	Bonus Payout Multiplier (%)
Non-GAAP EPS	$1.89	$1.94	$1.99	$2.12	150%

Restricted Stock Units (RSUs). RSUs represent the right to receive one share of Class A common stock for each RSU that vests upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. Our Compensation Committee believes that RSUs align the interests of the NEOs with the interests of the stockholders because the value of these awards appreciate only if the trading price of our common stock appreciates. In connection with his appointment as our CBO in November 2017, our Compensation Committee granted 80,000 RSUs to Mr. Alt to induce him to join our company and incentivize him to achieve the strategic goals for our subsidiary bank and our company. Additionally, after taking into account the factors mentioned above, our Compensation Committee granted 40,000 RSUs to Mr. Narlinger to recognize his achievements as our CRO and aid with retention. The award values were based on the grant date fair value of the shares of common stock underlying the RSUs, computed in accordance with FASB ASC Topic 718.
The RSU awards were made under our 2010 Equity Incentive Plan. The vesting schedule for RSUs granted to our named executive officers in 2017 provided that each award vests in four equal annual installments.
Severance, Retirement and Change in Control Agreements
From time to time, we enter into severance arrangements with our executive officers. These arrangements have been most frequently entered into at the time of individual separations; however, in recent years, we have entered into such arrangements in advance of any expected separation in connection with management transitions or instability. Our Compensation Committee changed its historic practices for a variety of reasons, including to induce an executive officer to join our company, to address instability caused by the contested election of directors in 2016 and provide for an orderly transition following our CFO’s decision to inform us in 2017 of his intention to step down as our CFO. For additional information about these arrangements, see “Severance, Retirement and Change of Control Agreements” below.
In addition to the individual arrangements described above, since 2015, we have had a policy applicable to all employees that provides for "double trigger" acceleration of vesting of equity awards in connection with a qualifying change in control of our company. For purposes of the policy, any outstanding and unvested performance-based equity awards will accelerate. Receipt of benefits under the policy is conditioned upon the employee's delivery of a release of claims in our favor. Details of each of our NEO's severance arrangements, including estimates of amounts payable in specified circumstances, are disclosed under “Severance, Retirement and Change of Control Agreements” below. The value of our severance arrangements for our NEOs was not a material factor in our Compensation Committee's or our Board of Directors' determination of the level of any other element of their compensation.
In April 2018, after review of prevalent market practices regarding retirement in consultation with the Compensation Committee’s independent compensation consultant, Deloitte Consulting LLP (“Deloitte Consulting”), our Compensation Committee adopted a policy applicable to all employees that provides for vesting of equity awards in connection with a qualifying retirement, with the settlement or payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards (the “Retirement Policy for Equity Awards”). The Retirement Policy for Equity Awards applies only with respect to RSUs and PRSUs granted on or after January 1, 2018. A qualifying retirement under the policy includes an employee that: (i) has attained the age of 55, (ii) has been continuously employed by us for at least 10 years prior to the date of the qualifying retirement, (iii) is not terminable by us for cause (as defined in the policy), and (iv) is not competing (as defined in the policy) with us. For purposes of the policy, any outstanding and unvested performance-based equity awards will remain outstanding until our Compensation Committee determines in the normal course (as if no qualifying retirement occurred) whether and to the extent, the performance criteria is achieved, and will become 100% vested to the extent our Compensation Committee determines such awards are earned, and, in general, with the settlement our payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards.
Other Executive Benefits and Perquisites
In 2017, we did not provide perquisites to our executives that are generally unavailable to other employees. During 2017, we provided the following benefits to our NEOs on the same basis as our other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability insurance; and

•	a 401(k) retirement plan.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Other Compensation Practices and Policies
Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While our Compensation Committee may consider the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation” (including stock option grants, performance-based cash bonuses and performance-based equity awards, such as performance-based restricted stock units) effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded by the Tax Cuts and Jobs Act to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017 (including performance-based restricted stock units that were intended to qualify as performance-based compensation for purposes of Section 162(m) that were granted to our executive officers who were “covered employees” within the meaning of Section 162(m)). We believe that compensation expense incurred in respect of our stock options and performance-based restricted stock units granted to our executive officers prior to November 2, 2017 will continue to be deductible pursuant to this transition rule. However, because of uncertainties in the interpretation and implementation of the changes to Section 162(m) in the Tax Cuts and Jobs Act, including the scope of the transition relief, we can offer no assurance of such deductibility.
Stock Ownership Guidelines. Since 2015, we have instituted the following stock ownership guidelines for our NEOs to promote stock ownership in the company and to more closely align the interest of our NEOs with those of our stockholders. Guidelines are determined as a multiple of each executive's base salary -- five times base salary for the CEO and two times base salary for all other NEOs. Shares that count toward meeting the stock ownership guidelines include shares owned outright, full value awards (e.g., restricted stock and RSUs) and shares owned directly by the executive's spouse, dependent children and/or trust. NEOs have five years from their designation as a NEO to acquire and hold the pre-determined level of shares. As of December 31, 2017, all NEOs reached the stated ownership requirements for 2017.
Anti-Hedging and Anti-Pledging. In its commitment to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations, the company has adopted a policy that prohibits insider trading. Under this policy, no employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of the company's securities, such as a put option, a call option or a short sale. In addition, covered persons are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.
Policy Regarding the Timing of Equity Awards. We do not time the granting of equity awards to take advantage of the release of material nonpublic information. Beginning in 2016, we adopted a practice whereby the granting of annual time-vested equity awards to all employees will be on the same date.
Policy Regarding Restatements. Since 2011, our Executive Officer Incentive Bonus Plan provides for a "claw-back" right in the event that (i) achievement of the performance goal(s) under the plan is based on financial results that were subsequently the subject of a substantial restatement of our financial statements and (ii) a participant's fraud or intentional illegal conduct materially contributed to such financial restatement. In the event of a restatement or other adjustment other than under our Executive Officer Incentive Bonus Plan, our Board of Directors or our Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement or adjustment. Additionally, under the "claw-back" policy we adopted in April 2017, in the event of a financial restatement because one or more of our executive officers or certain other employees engaged in fraud or intentional misconduct, then our Compensation Committee shall have the authority to review all cash incentive compensation and equity incentive compensation paid, granted or for which executive officers are eligible on the basis of having met or exceeded performance goals during the period covered by the restatement and will, to the extent practicable and in the best interests of stockholders, instruct Green Dot to seek to recover or cancel such incentive-based compensation from the executive officers and such other employees to the extent that performance goals would not have been met under such restated financial result. The compensation plans or programs covered under this policy include, without limitation, our annual executive officer incentive bonus plan and the 2010 Equity Incentive Plan. The Compensation Committee's actions under the policy may include requiring repayment or return ("claw-back") of previously awarded equity-based incentive compensation and/or repayment of previously paid cash compensation to a participant under such plans and programs or reduction of future payments to the participant.
2018 Compensation Decisions
The decisions made for the compensation program in 2018 were approved by our Compensation Committee and are described in the table below.

Compensation Element	Decision for 2018
General	Except for base salary, our NEOs' executive compensation package continues to be 100% performance based.

Base Salary	We adjusted annual base salaries to align with between the median and 75th percentile of the peer group, which correspondingly increased bonus opportunities for the NEOs.
	•	Our Compensation Committee increased our CEO’s annual base salary to $750,000 from $666,000, the level established for him in October 2014.
	•	Our Compensation Committee increased the annual base salaries of our CFO and COO by $25,000 and $35,000, respectively, from levels established at the end of 2014.

Annual Cash Incentive	No structural changes to plan design (other than resetting performance goal/payout curve).
	•	Our Compensation Committee increased the target opportunity for our COO to 100% of his annual base salary from 80%.
	•	Our Compensation Committee made no other changes, determining that our other NEOs' annual cash incentive opportunities are currently competitive and do not need to be adjusted.

Long-term Incentive	No changes (other than resetting the performance goal/payout curve).
•
For the third consecutive year, our NEOs received 100% of their long-term incentive equity awards in the form of performance-based restricted stock units because our Compensation Committee believed the applicable structure continued to provide appropriate incentives and maintains a strong emphasis on pay for performance under our executive compensation program.

	•	None of the earnings under our NEOs’ equity awards are guaranteed until after the applicable performance period has been completed.
	•	We currently do not intend to grant other equity awards to our NEOs for 2018.

See “Role of Compensation Consultant” below for information regarding our Compensation Committee’s use of benchmarking studies to inform its compensation decisions.
Executive Compensation Governance Components
General Approach
Our Compensation Committee considers a variety of factors when setting and evaluating executive officer pay levels, including: tenure, experience, institutional knowledge, retention risk, marketability, replacement cost, leadership skills, and job performance. In addition, the Compensation Committee utilizes competitive market data as a reference point and not as a determinative factor for structuring and determining the amount of compensation to be awarded to our executive officers.
From time to time, special business conditions may warrant additional compensation, such as sign-on bonuses, or equity awards in connection with promotions or in recognition of significant accomplishments, to attract, retain or motivate executive officers. In these situations, we consider our business needs and the potential costs and benefits of special rewards.
Compensation Committee Decision Process
Our Compensation Committee oversees the compensation of our NEOs and our executive compensation programs and initiatives. Our Compensation Committee typically reviews executive officer compensation (including base salary, short-term incentives and long-term incentives), in the first half of each fiscal year, in order to understand competitive market compensation levels and practices based on the most recently completed year. In connection with this review, our Compensation Committee considers any input it may receive from our CEO in evaluating the performance of each executive officer and sets each executive officer's total target direct compensation for the current year based on this review and the other factors described below. We pay cash incentive awards under our Executive Officer Incentive Plan, which is designed to compensate our NEOs for their contribution to achieving financial goals contained in our company financial plan, as explained in further detail below. Authority to make equity award grants to our NEOs currently rests with our Compensation Committee.
We have based most, if not all, of our prior compensation determinations, including those made for 2017, on a variety of factors, including our performance, our financial condition and available resources, individual performance, our need for a particular position to be filled and the recommendations of our CEO (other than with respect to his own compensation). As discussed under “Role of Compensation Consultant” below, for 2017, the Compensation Committee engaged a compensation consultant and once again conducted a formal benchmarking review. In establishing compensation for executive officers other than our CEO, our Compensation Committee gives weight to the recommendations of our CEO, but final decisions about the compensation of our NEOs are typically made solely by our Compensation Committee.
Role of Compensation Consultant
The Compensation Committee generally retains an independent compensation consultant to help understand competitive compensation levels and incentive designs. The independent compensation consultant is solely hired by, and reports directly to, the Compensation Committee. The Committee has sole authority to retain and terminate the independent compensation consultant. At the Committee's discretion, the independent compensation consultant:

•	attends Committee meetings;

•	assists the Committee in determining peer companies and evaluating compensation proposals;

•	assists with the design of incentive compensation programs; and

•	conducts compensation-related research.
Our Compensation Committee retained Deloitte Consulting, to help in the selection of an appropriate peer group for executive compensation benchmarking purposes, review the company's executive compensation programs, assist our Compensation Committee in designing its executive compensation program and provide the Committee an understanding in executive compensation trends, including with respect to the newly adopted Retirement Policy for Equity Awards. For 2017, our Compensation Committee did not make any changes to the peer groups it established in 2014 (other than as a result of acquisitions of peer companies) and used in 2016, based on input from Deloitte Consulting. The primary peer group used to inform our Compensation Committee of pay levels and practices most relevant for the labor market in which Green Dot competes included:

Blackhawk Network Holdings, Inc.	EZCORP, Inc.	WEX, Inc.
Cardtronics, Inc.	Everi Holdings, Inc.*	World Acceptance Corp.
Cash America International, Inc.	Jack Henry & Associates, Inc.
Cass Information Systems, Inc.	MoneyGram International, Inc.
Euronet Worldwide, Inc.	Regional Management Corp.
*Formerly named Global Cash Access Holdings, Inc.
Our Compensation Committee also uses a secondary peer group to monitor for pay practice insights and trends, but not for purposes of benchmarking compensation levels. This group consists of the twelve companies above, as well as three larger companies in the U.S. payment processor industry: Global Payments, Total System Services, Inc. and The Western Union Company.
Deloitte Consulting conducted a compensation benchmarking study to assist our Compensation Committee with understanding competitive pay levels and design practices. While our Compensation Committee generally considers market data when determining the competitiveness of the executive compensation program, as discussed above, and in 2017 evaluated competitiveness with reference to the 50th percentile of total direct compensation paid to comparable executives within the primary peer group, it uses the findings as a reference point and does not target individual pay elements at a specific percentile.
Due to the evolving nature of our company and the companies with which we compete for talent, and based on input from management and Deloitte Consulting, our Compensation Committee adjusted our primary peer group for 2018. For 2018, the primary peer group used to inform our Compensation Committee of pay levels and practices included:

Payment Processing	Regional Banks	Information Technology
Blackhawk Network Holdings, Inc.	Banc of California	Blucora, Inc.
Cardtronics plc	Cathay General Bancorp	Guidewire Software, Inc.
Euronet Worldwide, Inc.	East West Bancorp	LendingClub Corporation
Jack Henry & Associates, Inc.	Hope Bancorp	VeriFone Systems, Inc.
WEX Inc.	PacWest Bancorp
World Acceptance Corporation	Umpqua Holdings Corporation
These companies were chosen based on (i) market competition, including companies that compete with us for customers, executive talent and investors, (ii) organization size, with financial characteristics such as revenues similar to those of Green Dot, (iii) location of headquarters, and (iv) industry, including companies in the payment processing, regional banking and information technology industries. Based on projected 2017 revenues as of September 2017, Green Dot was positioned at the 44th percentile of the peer group. The Compensation Committee may periodically update the companies in future compensation benchmarking studies as a result of mergers, acquisitions, new publicly traded companies and other changes, using the criteria outlined above.
Risk Considerations
We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for our NEOs, thereby discouraging them from taking inappropriate risks. Among other things, our executive compensation program includes the following design features:

•	a balanced mix of cash and equity; as well as appropriately balanced fixed (base salary) and variable compensation (cash incentives and equity-based awards);

•	a mix of short-term and long-term incentives, with short-term incentives currently representing a significantly lower proportion of the total mix;

•	cash and equity incentives solely based on achieving company performance objectives and subject to our “claw-back” right under certain circumstances;

•	maximum award limits for annual cash incentives and PRSUs;

•	stock ownership guidelines which align the interests of our executive officers with those of our stockholders; and

•	general alignment with prevalent low-risk pay practices.
Our Compensation Committee has assessed our compensation philosophy and objectives and forms of compensation and benefits for all employees, including executives, and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.
Compensation Committee Report
The information contained in the following report of Green Dot's Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Green Dot's annual report on Form 10-K for the year ended December 31, 2017.
Submitted by the Compensation Committee
George T. Shaheen, Chair
Kenneth C. Aldrich
William I. Jacobs

Compensation Committee Interlocks and Insider Participation
In 2017, the members of our Compensation Committee were Kenneth C. Aldrich, William I. Jacobs and George T. Shaheen. None of the members of our Compensation Committee in 2017 was at any time during 2017 or at any other time an officer or employee of Green Dot or any of its subsidiaries, and none had or have any relationships with Green Dot that are required to be disclosed under Item 404 of Regulation S-K. None of Green Dot's executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2017.
Executive Compensation Tables
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated NEOs serving as such at December 31, 2017.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven W. Streit	2017	666,000		—	2,936,857	(4)	—	999,000	—	4,601,857
President and Chief Executive Officer	2016	666,000		—	2,930,752	(4)	—	879,120	—	4,475,872
	2015	666,000		—	1,859,334	(4)	—	472,194	—	2,997,528

Mark L. Shifke	2017	450,000		—	699,989	(4)	—	675,000	—	1,824,989
Chief Financial Officer	2016	450,000		—	3,874,980	(4)(5)	—	594,000	—	4,918,980
	2015	450,000		—	2,353,679	(6)	—	319,050	—	3,122,729

Kuan Archer	2017	440,000		—	4,861,239	(4)(7)	—	528,000	4,500	5,833,739
Chief Operating Officer	2016	440,000		—	624,996	(4)(7)	—	464,640	592	1,530,228
	2015	440,000		—	1,364,841	(8)	—	249,568	3,823	2,058,232

Brett Narlinger	2017	440,000		—	2,545,193	(4)(9)	—	660,000	—	3,645,193
Chief Revenue Officer

Konrad Alt	2017	51,923	(10)	—	5,025,600	(11)	—	58,413	649	5,136,585
Chief Banking Officer
_____________

(1)
The amounts in this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of restricted stock units during the applicable period, as discussed in note 12 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2017. The grant date fair value is calculated using the estimated fair value of our common stock, as determined by our Board of Directors on the date of the award.

(2)
Except as noted otherwise, the amounts in this column represent total performance-based bonuses under our 2017, 2016 and 2015 Executive Officer Incentive Bonus Plans earned for services rendered in the applicable period. See the “Grants of Plan-Based Awards - 2017” table below for information on awards made under our Bonus Plan.

(3)	This column reflects company contributions to the named executed officer's 401(k) or other retirement plan.

(4)
Except as otherwise indicated, this amount represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of PRSUs awarded during the applicable period. The performance conditions for Mr. Streit's PRSUs differed from those for the PRSUs granted to other NEOs, resulting in the application of different methodologies to determine the grant date fair value for each award in accordance with FASB ASC Topic 718. The PRSUs awarded to Mr. Streit are based on a three-year performance period from January 1, 2017 to December 31, 2019 for the 2017 PRSUs, from January 1, 2016 to December 31, 2018 for the 2016 PRSUs and from January 1, 2015 to December 31, 2017 for the 2015 PRSUs. 0% to 150% of the target shares are eligible to be earned at the end of the performance period depending on the total shareholder return ("TSR") achieved relative to the companies comprising the S&P SmallCap 600 index. The TSR performance condition of Mr. Streit's award constitutes a "market condition" under FASB ASC Topic 718 because the vesting is tied to a calculated stock return and therefore, his PRSU constitutes a performance grant with market conditions under Topic 718. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related component, or the TSR, for the entire three-year performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation option pricing model (“Monte Carlo model”) on the date the PRSUs were awarded. The PRSUs awarded to the other NEOs are based on achieving the applicable goal thereunder. The non-GAAP EPS-based condition of these PRSU do not constitute a "market condition" under FASB ASC Topic 718. Accordingly, unlike Mr. Streit's award, the Monte Carlo model does not apply to the PRSU for our other NEOs. Instead, we determined the fair value of these awards based on the grant date fair value of our Class A common stock consistent with FASB ASC Topic 718.
The table below sets forth the grant date fair value determined in accordance with FASB ASC Topic 718 pertaining to the market-related component or the TSR for the award to Mr. Streit, and significant inputs and assumptions used in the Monte Carlo model determined upon grant in the applicable year. Consistent with FASB ASC Topic 718, the full grant date fair value for the market-related TSR component for the entire three-year performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation model. Also set forth is the grant date fair value for the performance-related component of the award to our other NEOs (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component as of the grant date. While the PRSUs for both Mr. Streit and other NEOs have the same grant date, the grant date fair value of each award differs on a per share basis because they were derived under different fair value methodologies consistent with FASB ASC Topic 718.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Market-Related Component Grant Date Fair Value ($)	Grant Date	Grant Date Fair Value ($)	Volatility (%)	Risk-Free Interest Rate
Steven W. Streit	2017	—	—	2,936,857	03/30/17	43.07	41.94%	1.48%
	2016	—	—	2,930,752	03/25/16	29.54	43.96%	1.09%
	2015	—	—	1,859,300	03/31/15	13.04	48.43%	0.88%
Mark L. Shifke	2017	699,989	1,049,983	—	03/30/17	—	—	—
	2016	874,983	1,049,980	—	03/25/16	—	—	—
Kuan Archer	2017	4,861,239	7,291,858	—	03/30/17	—	—	—
	2016	624,996	749,995	—	03/25/16	—	—	—
Brett Narlinger	2017	619,993	929,989	—	03/30/17	—	—	—
Konrad Alt	2017	—	—	—	—	—	—	—

(5)
Includes the grant date fair value of $2,999,997 for 145,208 RSUs granted in February 2016, subject to time-based vesting conditions, due to commitments made to Mr. Shifke prior to his becoming an executive officer in May 2015.

(6)
Includes the grant date fair value of $2,034,000 for 100,000 RSUs that were granted on January 2, 2015, while Mr. Shifke was not an executive officer, to reward his efforts in 2014 to complete our acquisition of TPG and the related financing in October 2014, as well as to serve our retention goals and further align his interests with those of our stockholders.

(7)
Includes $4,161,250 of grant date fair value of PRSUs awarded to Mr. Archer in September 2016 for retention purposes. The grant date fair value for this PRSU was established in 2017 in accordance with FASB ASC Topic 718 when the goal was set, although the compensation associated therewith related to 2016.

(8)	Includes the grant date fair value of $1,017,000 for 50,000 RSUs that were granted in 2015 in connection with Mr. Archer's promotion to Chief Operating Officer as of January 1, 2015.

(9)	Includes the grant date fair value of $1,925,200 for 40,000 RSUs that were granted in 2017 to recognize Mr. Narlinger's achievements as our CRO and aid with retention.

(10)	Amount prorated based on Mr. Alt's November 6, 2017 start date. Mr. Alt’s annual base salary is $450,000, with an on-target bonus opportunity of 75% of his annual base salary.

(11)
Represents the grant date fair value for 80,000 RSUs that were granted in 2017 as an inducement to join our company and incentivize him to achieve the strategic goals for our subsidiary bank and our company.

The following table provides information with regard to potential cash bonuses paid or payable for the year ended December 31, 2017 under our performance-based, non-equity incentive plan, and with regard to each stock-based award granted to a NEO during 2017.
Grants of Plan-Based Awards - 2017

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Option Awards (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)(3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Steven W. Streit	(1)	333,000	666,000	999,000
	03/30/17				34,094	68,188	102,282	—	—	—	2,936,857
Mark L. Shifke	(1)	225,000	450,000	675,000
	03/30/17				10,514	21,027	31,541	—	—	—	699,989
Kuan Archer	(1)	176,000	352,000	528,000
	9/21/16 (4)				62,500	125,000	187,500	—	—	—	4,161,250
	03/30/17				10,514	21,027	31,541	—	—	—	699,989
Brett Narlinger	(1)	220,000	440,000	660,000
	03/30/17				9,312	18,624	27,936	—	—	—	619,993
	09/05/17 (5)							40,000	—	—	1,925,200
Konrad Alt	(1)(6)	19,471	38,942	58,413
	11/28/17 (7)							80,000	—	—	5,025,600
_____________

(1)
Represents possible cash incentive awards under our 2017 Bonus Plan upon our achievement of annual revenue goal. Actual awards are equal to the executive officers' target bonus multiplied by a percentage (which may be more or less than 100% but shall not exceed 150%) that varies depending upon achievement of the company performance goal (i.e., annual revenue). Under the terms of the plan, the actual award could range from 50% of the NEOs' target bonus amounts if the company performance goal is achieved at the 97.278% level, to 150% of those amounts if the company performance goal is achieved at the 102.367% level, with the potential for an incrementally larger or smaller actual award within the range based on higher or lower levels of achievement, respectively. Bonuses are payable at the end of the annual performance period.

(2)
Represents awards of PRSUs. The shares underlying these awards will vest, if earned, at the end of the applicable performance period for the CEO, and, for other NEOs, 25% of the shares earned, if any, will vest at the end of the performance period, and the remaining 75% will vest in equal installments on each of the three anniversaries of the end of the performance period. For additional detail on the grant date fair value of the PRSUs awarded in March 2017, see footnote 4 to the Summary Compensation Table above.

(3)	For additional detail on the grant date fair value of stock awards, see footnotes 1 and 2 to the "Summary Compensation Table" above.

(4)
Represents PRSUs granted in September 2016 by our Compensation Committee to our COO for retention purposes. This award reflects the same terms as the PRSUs granted to our NEOs earlier in 2016, except our Compensation Committee (i) set the performance period as 2017 (rather than 2016) and (ii) provided that it would establish the non-GAAP EPS target for the award in connection with our regular annual grant cycle in 2017. The grant date fair value for this PRSU was established in 2017 in accordance with FASB ASC Topic 718 when the goal was set, although the compensation associated therewith related to 2016.

(5)	Represents RSUs that were granted in 2017 to recognize Mr. Narlinger's achievements as our CRO and aid with retention.

(6)	Represents the prorated cash incentive award under our 2017 Bonus Plan.

(7)	Represents RSUs that were granted in 2017 as an inducement to join our company and incentivize Mr. Alt to achieve the strategic goals for our subsidiary bank and our company.

The following table provides information regarding each unexercised stock option or unvested stock awards held by our NEOs as of December 31, 2017.
Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Steven W. Streit	48,095	—	4.64	02/15/18
	350,020	—	20.01	11/12/19
	47,000	—	45.31	04/01/21
					27,402		1,651,245
									148,820	(4)	8,967,863	(4)
									102,282	(5)	6,163,513	(5)
										(6)		(6)
Mark L. Shifke	37,500	—	18.56	05/08/20
	19,380	—	12.75	10/01/22
					10,000		602,600
					50,000		3,013,000
					10,614		639,600
					108,906		6,562,676
					19,122	(7)	1,152,292	(7)
					31,541	(8)	1,900,631	(8)

Kuan Archer	8,593	—	10.50	11/01/22	5,000		301,300
	24,188	—	16.34	04/03/23	12,500		753,250
					25,000		1,506,500
					11,549		695,943
					13,658	(7)	823,031	(7)
					187,500	(8)	11,298,750	(8)
					31,541	(8)	1,900,631	(8)

Brett Narlinger					27,936		1,683,423
					40,000	(8)	2,410,400	(8)

Konrad Alt					80,000		4,820,800
____________

(1)
All options vest as to 25% of the shares of common stock underlying the option on the first anniversary of the vesting commencement date, with the remainder of the shares vesting monthly in equal installments over the next three years.

(2)
For awards granted prior to our initial public offering in July 2010, represents the fair market value of a share of our common stock, as determined by our Board of Directors, on the option's grant date. Please see “Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates - Employee Stock-Based Compensation” of our annual report on Form 10-K for the year ended December 31, 2017 for a discussion of how we have valued our common stock.

(3)
Represents awards of RSUs, including PRSUs that have completed their respective performance periods. Except as otherwise indicated, the shares underlying these awards vest in four equal annual installments on the anniversary of the grant date.

(4)
Vests on December 31, 2018 and settles by March 15, 2019, based on Green Dot's TSR relative to the S&P SmallCap 600 index over the period starting January 1, 2016 through December 31, 2018. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Green Dot's relative TSR performance for the period of January 1, 2016 through December 31, 2017 exceeded the target level. The target potential payout represents 100% of the target number of PRSUs. The PRSU is subject to the Compensation Committee's negative discretion when approving the settlement thereof.

(5)
Vests on December 31, 2019 and settles by March 15, 2020, based on Green Dot's TSR relative to the S&P SmallCap 600 index over the period starting January 1, 2017 through December 31, 2019. The number of shares and the payout value for the PRSUs reflect the maximum potential payout since Green Dot's relative TSR performance for the period of January 1, 2017 through December 31, 2017 exceeded the target level. The maximum potential payout represents 150% of the target number of PRSUs. The PRSU is subject to the Compensation Committee's negative discretion when approving the settlement thereof.

(6)
Excludes 213,880 shares subject to PRSUs that vested as of December 31, 2017 and were settled thereafter. See the Compensation Discussion and Analysis section of this proxy statement for additional information about this award.

(7)
Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2016). 25% of the shares vested on March 8, 2017 upon certification of the non-GAAP EPS goals under the 2016 PRSUs by the Compensation Committee, with the remainder to vest in three equal annual installments on each December 31 thereafter.

(8)
Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2017). 25% of the shares vested on March 14, 2018 upon certification of the non-GAAP EPS goals under the 2017 PRSUs by the Compensation Committee, with the remainder to vest in three equal annual installments on each December 31 thereafter.

The following table provides information concerning each exercise of stock options by, and each vesting of stock awards for, each of our NEOs during the year ended December 31, 2017.
Option Exercises and Stock Vested - 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven W. Streit	201,885	9,663,825	77,402	3,837,591
Mark L. Shifke	—	—	98,229	3,213,694
Kuan Archer	43,782	1,668,576	56,930	2,138,751
Brett Narlinger	—	—	—	—
Konrad Alt	—	—	—	—
Employment Agreements, Offer Letters and Arrangements
All NEOs are employed at will and may be terminated at any time, with or without formal cause.
Steven W. Streit. Mr. Streit's current annual base salary is $750,000, and his maximum bonus under our 2018 Executive Officer Incentive Bonus Plan is $1,125,000. As discussed in “Severance, Retirement and Change of Control Agreements” below, if we terminate Mr. Streit without cause or he resigns for good reason (each as defined in his employment agreement), he has agreed to provide advisory services to us for a 24-month period for which we would be entitled to, in the aggregate, (x) a cash payments of two years for his then-current annual base salary and on-target bonus opportunity; (y) reimbursement of COBRA premiums for a 18-month period after such termination date; and (z) acceleration of the unvested portion of his then-outstanding time-based equity awards and vesting of a pro-rated portion of his performance-based equity awards subject to the actual achievement of applicable performance goals or factors at the end of such performance period.
Mark L. Shifke. Mr. Shifke's current annual base salary is $475,000, and his maximum bonus under our 2018 Executive Officer Incentive Bonus Plan is $712,500. As discussed in "Severance, Retirement and Change of Control Agreements" below, among other things, we have agreed to provide the following benefits the event we terminate Mr. Shifke without cause prior to the appointment of his successor: up to twelve months of his then-current salary, the annual bonus he would have earned for 2017 had he been employed through the time of payment and full acceleration of certain of his equity awards.
Kuan Archer. Mr. Archer's current annual base salary is $475,000, and his maximum bonus under our 2018 Executive Officer Incentive Bonus Plan is $712,500.
Brett Narlinger. Mr. Narlinger’s current annual base salary is $440,000, and his maximum bonus under our 2018 Executive Officer Incentive Bonus Plan is $660,000. As discussed in "Severance, Retirement and Change of Control Agreements" below, if we terminate Mr. Narlinger without cause (as defined in his offer letter agreement), we have agreed to pay him twelve months of his then-current salary plus a pro-rated portion of his annual target bonus.
Konrad Alt. Mr. Alt's current annual base salary is $450,000, and his maximum bonus under our 2018 Executive Officer Incentive Bonus Plan is $506,250.

Severance, Retirement and Change of Control Agreements
Steven W. Streit. Under the terms of our employment agreement with Mr. Streit and the surviving terms of his prior severance arrangement, if he is terminated without cause (as defined in the employment agreement) or he resigns for good reason (as defined in the employment agreement), then the employment agreement will terminate and we will enter into an advisory agreement with Mr. Streit, pursuant to which Mr. Streit will continue to provide advisory services as an independent contractor to us for a period of two years. In the event of such a qualifying termination, assuming he complies with the terms of the employment agreement, he will receive a monthly fee based on his total annual cash compensation (annual base salary and annual target bonus) as of immediately prior to execution of the employment agreement or as of immediately prior to his termination of employment, whichever is greater, divided by 12. Mr. Streit would also receive continued payment of the applicable COBRA premiums for himself and his eligible dependents for 18 months following termination of his employment. If we terminate his services under the advisory agreement prior to the end of the two-year period for any reason, he will receive payment of (i) any then-unearned portion of the monthly fee payable with respect to the balance of the two-year period following his termination of employment and (ii) the COBRA premiums payable with respect to the balance of the 18-month period following his termination of employment. Additionally, in the event of a qualifying termination, Mr. Streit will receive (a) vesting acceleration of all then-unvested shares subject to his outstanding and unvested equity awards that are subject to time-based vesting conditions and (b) vesting of a prorated portion of performance-based equity awards based on the actual achievement of applicable performance goals or factors set forth in the applicable agreement evidencing Mr. Streit’s performance-based awards through his termination or, if the applicable performance period ends prior to his termination or the award is intended to qualify as performance-based under Section 162(m) of the Code, through the end of such performance period. The foregoing benefits are conditioned on his delivery of a release of claims in favor of us.
The following table summarizes the value of the payouts Mr. Streit would have been entitled to receive assuming a qualifying termination as of December 29, 2017, the last business day of 2017. Acceleration values are based upon the closing price for a share of our Class A common stock of $60.26 on December 29, 2017, the last trading day of 2017.

Conditions	Severance Pay	COBRA Premiums	RSU Vesting	PRSU Vesting (1)
Termination without Cause or Resignation for Good Cause	$2,664,000	$63,000	$1,651,245	$28,019,815
_____________

(1)	Amount reflects the number of shares that would be issued at the maximum payout levels (150% of target) for the performance-based equity awards granted in 2015, 2016 and 2017.
Mark L. Shifke. In April 2017, we entered into a transitional employment agreement with Mr. Shifke that provides for his continued employment for 12 months following our appointment of a successor Chief Financial Officer, although we currently are not seeking to replace Mr. Shifke as our CFO. Under this arrangement, his annual base salary would be the same as his 2017 annual base salary and his bonus opportunity for 2017 under our Bonus Plan would not change. Additionally, upon the conclusion of his 12-month transitional employment period, this arrangement provides for acceleration of vesting of the same equity awards that the Board of Directors previously agreed to accelerate in the event he is terminated without cause. We have also agreed to provide the benefits provided for under the transitional employment agreement in the event we terminate Mr. Shifke without cause prior to the appointment of his successor.
The following table summarizes the value of the payouts Mr. Shifke would have been entitled to receive assuming a qualifying termination as of December 29, 2017, the last business day of 2017. Acceleration values are based upon the closing price for a share of our Class A common stock of $60.26 on December 29, 2017, the last trading day of 2017.

Conditions	Severance Pay	Accelerated RSU Vesting
Appointment of Successor/ Termination without Cause	$1,125,000	$10,215,275

Brett Narlinger. Under our offer letter with Brett Narlinger, we have agreed, if we terminate his employment without cause (as defined in his offer letter), to pay him twelve months of his then-current salary plus a pro-rated portion of his annual target bonus. The following table summarizes the cash severance amount Mr. Narlinger would have been entitled to receive assuming a qualifying termination as of December 29, 2017, the last business day of 2017.

Condition	Severance Amount
Termination without Cause	$880,000
Change in Control Arrangements. Under our Corporate Transaction Policy, all our employees, including our named executive officers, are entitled to 100% acceleration of vesting of all of their outstanding and unvested equity awards in the event of qualifying termination in connection with a change in control of our company (i.e., "double-trigger" acceleration). For purposes of the policy, any outstanding and unvested performance-based equity awards will accelerate at "target" or if no target is specified, any and all outstanding shares still subject to the award will accelerate. Values are based upon the closing price for a share of our Class A common stock of $60.26 on December 29, 2017, the last trading day and last business day of 2017.

Name	Accelerated Restricted Stock Units ($)
Steven W. Streit	11,738,829
Mark L. Shifke	13,237,254
Kuan Archer	12,879,611
Brett Narlinger	3,532,682
Konrad Alt	4,820,800
Retirement Policy. Our recently adopted Retirement Policy for Equity Awards, which applies to all employees, provides for vesting of equity awards granted after January 1, 2018 in connection with a qualifying retirement, with the settlement or payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards. A qualifying retirement under the policy includes an employee that: (i) has attained the age of 55, (ii) has been continuously employed by us for at least 10 years prior to the date of the qualifying retirement, (iii) is not terminable by us for cause (as defined in the policy), and (iv) is not competing (as defined in the policy) with us,. For purposes of the policy, any outstanding and unvested performance-based equity awards will remain outstanding until our Compensation Committee determines in the normal course (as if no qualifying retirement occurred) whether and to the extent, the performance criteria is achieved, and will become 100% vested to the extent our Compensation Committee determines such awards are earned, and, in general, with the settlement our payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards. Quantitative disclosure of estimated payments and benefits that would be provided under the Retirement Policy for Equity Awards applying the assumptions that the qualifying retirement took place on the last business day of our last completed fiscal year has not been provided because none of the RSUs or PRSUs held by our NEOs as of the last business day of 2017 are eligible for the vesting provided for under the Retirement Policy for Equity Awards.
Equity Compensation Plan Information
We maintain the 2001 Stock Plan, 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan, each of which was approved by our stockholders. The following table presents information as of December 31, 2017 with respect to compensation plans under which shares of our Class A common stock may be issued. Except as noted below, all share amounts represent shares of our Class A common stock.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
	(a)		(b) (1)	(c)
Equity compensation plans approved by security holders	4,590,178	(2)(3)	$21.05	5,263,476	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	4,590,178			5,263,476
___________

(1)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.

(2)	Excludes purchase rights accruing under our 2010 Employee Stock Purchase Plan.

(3)
Includes options to purchase 1,023,567 shares of our Class A common stock and restricted stock unit awards underlying 2,222,271 shares of our Class A common stock and performance restricted stock unit awards underlying 1,344,340 shares of our Class A common stock. The performance restricted stock unit awards represent shares eligible to be earned at maximum. The maximum number of shares that may be earned under these awards is 150% of the target number.

(4)
Includes 2,127,804 shares that remain available for purchase under the 2010 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2010 Employee Stock Purchase Plan will increase automatically on the first day of January of each of 2011 through 2018 by the number of shares equal to 1% of the total outstanding shares of our Class A common stock as of the immediately preceding December 31st.

CEO Pay Ratio Disclosure
Our estimated CEO to median employee pay ratio for 2017 is 49:1 and was calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below. As disclosed in the Summary Compensation Table on page 45 above, the annual total compensation for 2017 for our CEO was $4,601,857. The annual total compensation for our median employee for 2017 was $93,500. In selecting the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.
Calculation Methodology
We identified the employee with annual total compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of December 31, 2017 (the “employee population determination date”). We considered all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside the United States, or on a full-time, part-time, seasonal or temporary basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population.
Compensation for purposes of identifying the median employee included the following: (1) base salary paid between January 1, 2017 and December 31, 2017, (2) actual cash bonus compensation paid between January 1, 2017 and December 31, 2017, and (3) the grant date fair value of equity awards granted between January 1, 2017 and December 31, 2017, calculated using the same methodology we use for our named executive officers in our Summary Compensation Table, which reflects all new hire and annual equity awards granted in 2017 to our employees who were employed as of the employee population determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect as of December 31, 2017 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.
Using this approach, we determined the median employee of our employee population. After identifying the median employee based on the methodology above, we calculated the annual total compensation for such median employee using the same methodology we use to calculate the amount reported for our named executive officers in the “Total” column of the Summary Compensation Table.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS
From January 1, 2017 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Executive Compensation” or Proposal No. 1, "Election of Directors - Director Compensation," above.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a written related-party transactions policy which sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” Our Audit Committee reviews transactions that may be “related person transactions,” which are transactions between us and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any executive officer, director, nominee for director or stockholder of ours holding more than 5% of any class of our voting securities, in each case since the beginning of the previous fiscal year, and their immediate family members.
Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions, arrangements or relationships need not be approved by our Audit Committee pursuant to the policy:

•	employment by us of an executive officer if:

•	the related compensation is required to be reported in our proxy statement, or

•
the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement if the executive officer were a “named executive officer,” and our Compensation Committee approved or recommended that our Board of Directors approve the compensation;

•	any compensation paid to a director if the compensation is required to be reported in our proxy statement;

•	any transaction where the related person's interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro-rata basis;

•	any transaction where the rates or charges involved are determined by competitive bids;

•	any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or government authority;

•	any transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•
any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person's only relationship is as an employee (other than as an executive officer);

•
any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person is a trustee, director or executive officer, if the aggregate amount involved in any fiscal year does not exceed $120,000;

•	any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	ordinary course business travel expenses, advances and reimbursements; and

•	any indemnification payments made pursuant to our insurance policies, certificate of incorporation or bylaws or as otherwise approved by our Board of Directors.
Under the policy, members of our legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to our Audit Committee. In addition, transactions may be identified through our code of business conduct and ethics or our other policies and procedures, and reported to the Audit Committee. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, reject, rescind or take other action with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of Green Dot's Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Audit Committee has reviewed and discussed with Green Dot's management and Ernst & Young LLP the audited consolidated financial statements of Green Dot contained in Green Dot's annual report on Form 10-K for the year ended December 31, 2017. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable auditing standards.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Green Dot.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Green Dot's annual report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
J. Chris Brewster, Chair
Saturnino Fanlo
George T. Shaheen

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
 Green Dot's bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, CA 91107, Attn: Corporate Secretary.
 To be timely for the 2019 Annual Meeting of Stockholders, a stockholder's notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Green Dot not earlier than 5:00 p.m. Pacific Time on February 8, 2019 and not later than 5:00 p.m. Pacific Time on March 10, 2019. A stockholder's notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Green Dot's bylaws.
 Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Green Dot's 2019 Annual Meeting of Stockholders must be received by the company not later than December 14, 2018 in order to be considered for inclusion in Green Dot's proxy materials for that meeting.
For nominees submitted for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, the nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing at the address listed above between November 14, 2018 and December 14, 2018 (or, if the 2019 Annual Meeting of Stockholders is called for a date that is not within 30 calendar days of the anniversary of the date of the 2018 Annual Meeting of Stockholders, by the later of the close of business on the date that is 180 days prior to the date of the 2018 Annual Meeting of Stockholders or within 10 calendar days after our public announcement of the date of the 2019 Annual Meeting of Stockholders). When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required by our Bylaws.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires Green Dot's directors, executive officers and any persons who own more than 10% of Green Dot's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Green Dot with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Green Dot and written representations from the directors and executive officers, Green Dot believes that all Section 16(a) filing requirements were timely met in 2017, with the exception of the following reports that were filed late: John Ricci's Form 4 reporting the sale of 26,095 shares of Class A Common Stock on February 27, 2017 and Form 4 reporting the sale of 52,192 shares of Class A Common Stock on March 2, 2017.
Available Information
Green Dot will mail without charge, upon written request, a copy of Green Dot's annual report on Form 10-K for the year ended December 31, 2017, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Green Dot Corporation
3465 East Foothill Blvd
Pasadena, CA 91107
Attn: Investor Relations
The Annual Report is also available at http://ir.greendot.com, by clicking on "Annual Reports," under "Financial Information".
“Householding” - Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are Green Dot stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address,

“householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, Green Dot will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Green Dot's Investor Relations department at 3465 East Foothill Blvd., Pasadena, CA 91107, Attn: Investor Relations, telephone number (626) 765-2427.
Any stockholders who share the same address and currently receive multiple copies of Green Dot's Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Green Dot's Investor Relations department at the address or telephone number listed above.
OTHER MATTERS
The Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Green Dot Annual Stockholder Meeting
Green Dot Corporation Corporate Headquarters
Directions to the Green Dot Corporation Corporate Headquarters
3465 E. Foothill Blvd., Pasadena, California 91107
Tel: (626) 765-2000
From 134 East:
Take the 134 East. Merge onto the 210 East. Take exit 29B for Sierra Madre Villa Avenue towards Madre Street. Turn left onto Sierra Madre Villa Avenue. Turn right onto E. Foothill Blvd. Office will be located on the left.
From 605 North:
Take the 605 North. Take exit 27B on the left to merge onto 210 West/Foothill Fwy towards Pasadena. Take exit 30 for S. Rosemead Blvd/Michillinda Avenue towards CA-19. Keep right at the fork and follow signs for Rosemead Blvd N/Michillinda Avenue. Merge onto Quigley Avenue. Turn left onto E. Foothill Blvd. Office will be located on the right.
From 210 West:
Take the 210 West. Take exit 30 for S. Rosemead Blvd/Michillinda Avenue towards CA-19. Keep right at the fork and follow signs for Rosemead Blvd N/Michillinda Avenue. Merge onto Quigley Avenue. Turn left onto E. Foothill Blvd. Office will be located on the right.

GREEN DOT CORPORATION

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IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2018.

Vote by Internet

- Go to **www.envisionreports.com/GDOT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Proxy Card for 2018 Annual Meeting of Stockholders

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and a vote FOR Proposals 2 and 3.

1. Election of Directors:

Nominees:	For	Against	Abstain
01 - Kenneth C. Aldrich	☐	☐	☐
02 - J. Chris Brewster	☐	☐	☐
03 - Glinda Bridgforth Hodges	☐	☐	☐
04 - Rajeev V. Date	☐	☐	☐
05 - William I. Jacobs	☐	☐	☐
06 - George T. Shaheen	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Green Dot's independent registered public accounting firm for 2018.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and the 2017 Annual Report for Green Dot Corporation are available at http://www.envisionreports.com/GDOT.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GREEN DOT CORPORATION

The undersigned hereby appoints Steven W. Streit, Mark L. Shifke and John C. Ricci and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Class A Common Stock of Green Dot Corporation that the undersigned is entitled to vote, as specified on the opposite side of this Proxy, at the 2018 Annual Meeting of Stockholders of Green Dot Corporation to be held at the Green Dot Corporation Corporate Headquarters located at 3465 E. Foothill Blvd., Pasadena, California 91107, on May 24, 2018 at 9:00 a.m. Pacific Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14A-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. IF NO SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND VOTED FOR PROPOSALS 2 AND 3.

ON THE OPPOSITE SIDE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.